Registration Number:


                                   UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                                Amendment No.1


                                    FORM SB-2/A

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933



                            WILON RESOURCES, INC.
                            ------------------------
                             (Name of small business
                             issuer in its charter)


       Tennessee                      1311                       62-1757285
-----------------------   ----------------------------      -------------------
(State of incorporation   (Primary Standard Industrial       (I.R.S. Employer
   or jurisdiction         Classification Code Number)      Identification No.)
   of organization)


        931 Ashland Terrace, Chattanooga Tennessee 37415 (800) 509-8853
--------------------------------------------------------------------------------
          (Address and telephone number of principal executive offices)


        931 Ashland Terrace, Chattanooga Tennessee 37415 (800) 509-8853
--------------------------------------------------------------------------------
(Address of principal place of business or intended principal place of business)

 Harry Thompson, 931 Ashland Terrace, Chattanooga Tennessee 37415 (800) 509-8853
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           (Name, address, and telephone number of agent for service)

     Copies to:
     Louis M. Smith, Esq.
     4306 Talahi Way
     Louisville, Kentucky  40207
     Phone: (502) 744-6093
     Fax:   (502) 893-9622

     APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of the registration statement until such time that all of the shares of common stock registered hereunder have been sold.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /
                            ------------------------


                         CALCULATION OF REGISTRATION FEE

                                          Proposed     Proposed
      Title of                             Maximum      Maximum
   Each Class of              Amount      Offering     Aggregate    Amount of
 Securities Being             Being       Price Per    Offering   Registration
    Registered              Registered     Unit (1)     Price(1)       Fee
-------------------------------------------------------------------------------

Shares of common stock      1,879,000      $ 0.60     $  939,500     $103.73
owned by existing
stockholders

Resale of Shares of Common
Stock Underlying Warrants   2,000,000        0.60      1,200,000      110.40

                                                      ----------     -------
TOTAL                                                 $2,139,500     $214.13

(1) Estimated solely for the purposes of computing the registration fee pursuant to Rule 457.

(2) Pursuant to Rule 416 there are also registered hereby such additional number of shares as may become issuable by reason of the anti-dilution provisions of the warrants. These additional shares are not issuable by reason of the anti-dilution provisions of other derivative securities we may issue in the future.

     The registrant hereby amends the registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that the registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

    The information in this prospectus is not complete and may be changed.
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these securities may not be sold until the registration statement filed with the
--------------------------------------------------------------------------------
securities and exchange commission is effective. This prospectus is not an offer
--------------------------------------------------------------------------------
to sell, nor does it seek an offer to buy, these securities in any state where
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the offer or sale is not permitted.
-----------------------------------

Subject to completion: Dated November 10, 2003

PROSPECTUS

                              WILON RESOURCES, INC.

                        3,879,000 SHARES OF COMMON STOCK


     This prospectus relates to the resale by selling stockholders of 1,879,000 shares of our common stock to be owned by seller stockholders upon the closing of the merger of Wilon Energy Group, Inc. into our company, and the resale by Colebrook, Inc. of the 2,000,000 shares of our common stock underlying our common stock purchase warrants which it owns. The offering will expire two years from the effective date of the registration statement of which the prospectus is a part. None of our securities trades on any securities market. Selling stockholders must sell their shares at $.60 per share until a securities market quotes the shares. Thereafter, selling stockholders, who are not affiliates, may sell their shares at market prices or at privately negotiated prices. Selling stockholders who are affiliates must sell their shares at $.60 per share for the duration of the offering. We will not receive any of the proceeds from the sale of the shares by the selling stockholders. We have not retained any underwriter in connection with the sale of our securities. We intend to pay, on behalf of the selling stockholders, the expenses of the offering which we estimate at $35,000.

  Of the shares registered:

     o    1,879,000 are currently outstanding, and

     o    2,000,000 shares are issuable upon the exercise of warrants.

     The warrants are exercisable at $.60 from the date our common stock commences to trade publicly for a period of six months.

     Colebrook may use this prospectus in connection with resales of up to 2,000,000 shares of our common stock underlying the warrants.

      As you review the prospectus, you should carefully consider the matters
      -----------------------------------------------------------------------
described in "Risk Factors" beginning on page 4.
------------------------------------------------

     Neither the Securities and Exchange Commission nor any state securities
----------------------------------------------------------------------------
commission has approved or disapproved of these securities or passed on the
---------------------------------------------------------------------------
accuracy or adequacy of the prospectus. Any representation to the contrary is a
-------------------------------------------------------------------------------
criminal offense.
-----------------

            The date of this prospectus is November 10, 2003.

////PAGES SUBJECT TO CONFIRMATION////

                               TABLE OF CONTENTS
                                                                           PAGE
                                                                           ----

Prospectus Summary.....................................................     3
The Offering...........................................................     3
Summary Financial Information..........................................     4
Risk Factors...........................................................     5
Capitalization.........................................................     8
Dividend Policy........................................................     9
Management's Discussion and Analysis of Financial Condition
  and Results of Operations............................................     9
Our Business...........................................................    14
Management.............................................................    22
Certain Related Party Transactions.....................................    25
Principal Stockholders.................................................    26
Description of Securities..............................................    27
Selling Stockholders...................................................    29
Plan of Distribution of Shares of Existing Stockholders ...............    31
Colebrook's Plan of Distribution.......................................    35
Shares Eligible for Future Sale........................................    27
Where You Can Find More Information....................................    38
Legal Proceedings......................................................    38
Legal Matters......................x....................................   38
Experts................................................................    38
Financial Statements...................................................    F-1

                            ------------------------

     You may rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor sale of common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful.

                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information in the prospectus including our financial statements and notes to those statements appearing elsewhere in the prospectus. The prospectus contains forward-looking statements based on current expectations of our company and our industry. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of the factors described in the "Risk Factors" section and elsewhere in the prospectus.

     We are an independent natural gas and oil company engaged in exploration, development and production activities in the Appalachian Basin, particularly in Wayne County, West Virginia and Magoffin County, Kentucky. Our business strategy focuses primarily on the acquisition of proved developed and undeveloped properties and on the enhancement and development of these properties. We operate gas wells in which we own the entire or part of the working interest and also own and operate gas transmission lines in Wayne County, West Virginia which gather natural gas from our wells. We also lease 1,000 acres in Magoffin County, Kentucky adjacent to two wells which we have completed and which are producing.

     We were formed under the laws of Tennessee in October, 1998. On November 10, 2003, Wilon Energy Group, Inc. entered into a merger agreement with us under which we will be the surviving company. All shares issued to stockholders of Wilon Energy Group, Inc. will become shares of our common stock on a 1:1 basis. Closing of the merger agreement is set on or as soon as possible after the effective date of the registration statement of which the prospectus is a part. In the event the registration statement of which the prospectus is a part is not effective on or before December 31, 2003, either we or Wilon Energy Group, Inc. may rescind the merger.

     We are registering the resale of 1,879,000 shares of our common stock owned by persons who will become stockholders upon closing of the merger with Wilon Energy Group, Inc. Selling stockholders may sell their shares at $.60 per share until a securities market quotes the shares. Thereafter, selling stockholders, who are not affiliates, must sell their shares at market prices or at privately negotiated prices. Selling stockholders who are affiliates must sell their shares at $.60 per share for the duration of the offering.

     We are also registering resale of the shares underlying the warrants purchased by Colebrook. On November 10, 2003, Colebrook purchased 2,000,000 warrants for an aggregate purchase price of $1,000. The warrants are exercisable at $.60 per warrant for six months from the date our common stock commences trading on a securities market.

     Our executive officers are located at 931 Ashland Terrace, Chattanooga Tennessee 37415; and our telephone number at that address is (800) 509-8853.

                                  THE OFFERING

Common stock outstanding.......... 12,279,000 shares

Shares offered by the selling
  stockholders who are holders
  of their shares as of the date
  of the prospectus..............  1,879,000 shares of common stock

Warrants outstanding.............. 2,000,000 warrants

Shares to be offered by Colebrook
  Upon exercise of warrants....... 2,000,000 shares of common stock

Common stock outstanding after
 exercise of outstanding warrants. 14,279,000 shares

Use of  proceeds.................  The selling stockholders will receive the net proceeds and we will receive none of the pro-ceeds from the sale of the shares offered by the prospectus.

                         SUMMARY FINANCIAL INFORMATION

SUMMARY FINANCIAL INFORMATION

     The following table sets forth our summary unaudited financial data as of June 30, 2003 and 2002 and for the years ended September 30, 2002 and 2001.

Statement of Operations
-----------------------

                                           Unaudited
                                       For the Nine months     For the years
                                         ended June 30,      ended September 30,
                                       2003         2002     2002           2001
                                    ---------    ---------  ----------   -------

Revenues:
Gas and drilling program sales      $807,120    $345,000    $566,546    $245,142
Royalty income                       260,247         739      49,959           0
Sales of interest in gas
producing properties                     483      73,600      96,100     337,953
                                     -------     -------      -------    -------
    Total revenues                  1,037,850     419,339     712,605    583,095
                                     -------      -------     -------    -------

Cost of gas and drilling production  196,036       76,849     239,293    145,641
Selling, general and administrative  514,590      253,153     427,875    419,897
Depreciation, depletion and
amortization                          23,875        3,325       9,725      9,570
                                      -------      -------     -------   -------
         Total expenses               734,501      333,327     676,893   575,108
                                      -------      -------     -------   -------

Operating income                      303,349       86,012      35,712     7,987
Interest income                             0        1,052       1,137       437
Interest (expense)                          0            0      (3,419)  (3,005)
                                        -------       -------   -------  -------

          Net Income                 $ 303,349      $87,064     $33,430   $5,419
                                     =========    ==========   ========== ======
Basic and diluted earnings
  per common share                     $  0.26       $ 87.06     $33.43   $5.420
                                     ==========   ==========   ========= =======
Weighted average shares outstanding,
  basic and diluted                   1,156,444        1,000      1,000    1,000
                                     ==========    ==========  ========= =======


                                  RISK FACTORS

     You should carefully consider the following factors in addition to the other information in this prospectus, including the financial statements and related notes, before investing in our common stock. These risk factors are all those which we believe are material to our business. Risks and uncertainties that we do not presently know about or that we currently believe are immaterial may also impair our business. If any of the following risks actually occurs, our business, financial condition or results of operations will likely suffer.

     The prices we receive for our gas are volatile and, in the event of an extended downturn in prices, will result in a decrease in revenues and an erosion of our financial condition.
--------------------------------------------------------------------------------

     Our reserves, profitability and future rate of growth are substantially dependent upon prevailing prices for natural gas. Such prices can be volatile. Prices are affected by market supply and demand factors, regional pricing variations, governmental action and weather conditions. Thus, we cannot estimate future prices for natural gas with any reliability. Almost all our revenues come and are anticipated to come from the sale of natural gas. Any significant or extended decline in the prices of natural gas could have a material adverse effect on our revenues and thus our financial condition.

Any downward change in the Appalachian gas price premium will hurt our revenues.
--------------------------------------------------------------------------------

     Spot prices for natural gas sold from Appalachian wells historically have been higher than those for gas produced in the Gulf Coast and the Mid-Continent, because of the geographic proximity to the Northeast gas markets. No assurance can be given that this price advantage will continue. If the Appalachian gas price premium decreases or disappears, our revenues would be reduced and profits could disappear.

     Our reserve estimates are uncertain and may prove to be less than anticipated in which case our ability to generate revenues in the future will be jeopardized.
------------------------------------------------------------------------------

     Estimates of our proved reserves and future net revenues are based on engineering reports prepared by independent petroleum engineers. Natural gas reserves cannot be measured in an exact way, and estimates of other engineers might differ materially. Certain events, including production history, acquisitions and sales of properties, changes in prices and further development could result in increases or decreases of estimated proved reserves or estimates of future net earnings. Our estimates of future cash flows reflect average natural gas and oil prices of $3.00 per 1,000 cubic feet, known as "mcf". There can be no assurance, however, that such prices will be realized or that the volumes projected will be produced. Future performance which is lower than the estimates derived from the engineering reports could reduce our future revenues and profits.

     We face risks in acquiring and drilling wells in that they may not produce as anticipated or which would reduce our revenues and reduce or eliminate our profits.
-----------------------------------------------------------------------------

     The future success of our operations will be largely dependent upon our ability to replace and expand our gas and oil reserves through the acquisition of producing properties and the development of natural gas reserves. Without successful acquisitions and exploitation, exploration and development operations, we will not be able to replace the reserves depleted by production, and our revenues will decline over time. Successful acquisition of producing properties generally requires, among other things, accurate assessments of recoverable reserves, future natural gas prices, operating costs and potential environmental risks and other liabilities. Such assessments are necessarily inexact and their accuracy is inherently uncertain. Development of our natural gas reserves involves the risk that no commercial production will be obtained or that production will be insufficient to recover drilling and completion or cleaning and reworking costs. Drilling also may be curtailed, delayed or canceled as a result of many factors, including, among other things, unacceptably low prices, title problems, weather conditions, labor shortages and equipment delivery problems.

     We may not be able to market our natural gas and thus fail to generate revenue from gas we are capable of producing from our wells.
------------------------------------------------------------------------------

     The availability of a ready market for our gas depends on numerous factors beyond our control, including, among other factors, the demand for and supply of natural gas, the proximity of our natural gas and oil reserves to pipelines, the capacity of such pipelines, the cooperation of pipeline owners, general economic conditions, fluctuations in seasonal demand and the effects of inclement weather and governmental regulation. In addition, even if we enter into natural gas purchase arrangements, we may subject to the risk of periodic reduced purchases, flexible pricing or access to pipelines. Any significant reduction or curtailment of production for an extended period of time will reduce or our revenues and reduce or eliminate our profits.

     We face operating hazards and environmental risks which could subject us to litigation or prevent us from producing natural gas from our wells which could destroy our business.
------------------------------------------------------------------------------

     We are subject to all risks normally incident to the development, production and transmission of natural gas, including pipeline leaks, uncontrollable flows of gas, oil, brine or well fluids into the environment, fires, explosions, cratering, pollution and other environmental risks. The occurrence of any of these hazards could, nonetheless, result in substantial losses due to damage or destruction of gas and oil wells, formations or production facilities, damage or injury to property and persons or suspension of operations. We maintain insurance coverage, in amounts and against risks which we believe to be appropriate, taking into account our size and the scope of our operations. Our insurance policies, however, have standard exclusions. Losses can occur from an uninsurable risk or in amounts more than existing insurance coverage. The occurrence of an event, which is not insured or not fully insured, would reduce our cash, and our earnings and could destroy our business.

     As manager of our natural gas well investment programs we may be subject to liability for failure to perform our obligations with respect to their operations.
--------------------------------------------------------------------------------

     We have sold interests in wells to investors and intend to do so in the future. The interests in these programs constitute securities; and we are subject to potential liability to our investors in these programs, including the possible return of their investment and damages, for failure to comply with applicable federal and state securities laws and regulations. We could also be enjoined from selling additional programs. Such liability could destroy our business.

Our revenue model may not be successful and our business may decline.
---------------------------------------------------------------------

     Our revenue model calls for increased production from existing wells and production from new wells. It also calls for our ownership of the entire working interest of the wells we acquire and for the formation of gas well partnerships and other ventures. We can give no assurance that this revenue model will be successful. If it is not successful, our plans to expand production will not come to fruition and our revenues and earnings will decline.

     We depend on income from a narrow range of activities so that we cannot leverage any adverse economic circumstances with revenues from other businesses; and, as a result, our business could decline.
--------------------------------------------------------------------------------

     We intend to derive our revenue from the purchase and development of gas wells in Appalachia. We cannot predict our total revenue as that is a function of the productive capacity of our existing and future wells and the price we receive for the gas we sell. If revenues from Appalachia gas wells do not materialize or are not as robust as we predict, our business; and hence our financial condition would decline.

     Our common stock may not be able to trade on the Over-the-Counter Bulletin Board; or, if inaugurated, the Bulletin Board Exchange, and, if our stock is unable to trade on either market, our investors may be unable to sell their shares publicly and, Colebrook, the holder of our warrants, may be unable or unwilling to exercise them jeopardizing our attempt to fund our operations.
--------------------------------------------------------------------------------

     We intend that our securities trade on the Over-the-Counter Bulletin Board. However, we can offer no assurance that our securities will so trade and, if they do trade on the OTCBB, whether an active trading market will be established or, if established, whether it can be maintained. The National Association of Securities Dealers, Inc. has announced the formation of a new automated marketplace, the Bulletin Board Exchange, and the eventual dissolution of the OTCBB. We can offer no assurance that our securities will be accepted on the BBX, if established, and, if they do not, our securities may trade on the Pink Sheets, a non-automated market, with a consequential lack of liquidity. In that event, our investors may be unable to sell their shares publicly and, Colebrook, the holder of our warrants may be unable or unwilling to exercise them jeopardizing our attempt to fund our operations.

     An active market for our common stock may not develop, making it difficult for you to sell your stock and preventing us from raising money through our warrants.
--------------------------------------------------------------------------------

     Prior to the date of the prospectus, there has been no public market for our common stock. It is uncertain the extent to which a trading market will develop or how liquid that market might become. An illiquid market for our stock may result in price volatility and poor execution of buy and sell orders for investors. The price of our common stock may be lower than the exercise price of our warrants. Thus, the possibility of funding our ongoing operations will cease if an active trading market does not develop.

     The sale of material amounts of our common stock could reduce the price of our common stock and encourage short sales.
--------------------------------------------------------------------------------

     If and when Colebrook, our warrantholder, exercises its warrants and sells the common stock, our common stock price may decrease due to the additional shares in the market. Stock issuances may encourage short sales, which could place further downward pressure on the price of our common stock.
--------------------------------------------------------------------------------

                                   CAPITALIZATION

     The following table sets forth our capitalization as of June 30, 2003.

                                                                   June 30,
                                                                     2003
                                                                 -----------

Long-term debt                                                   $       0
                                                                   ---------
Shareholders' equity:

Preferred stock $.001 par value;
    Authorized 10,000,000 shares; issued
    And outstanding -0- shares                                            0

Common stock $.001 par value;
   authorized 50,000,000 shares; issued
   and outstanding 10,400,000 shares                                 10,400

Retained earnings                                                   987,373
                                                                   ---------
Total shareholders' equity                                          997,773
                                                                   ---------
Total capitalization                                            $ 1,046,301
                                                                   =========

                                DIVIDEND POLICY

     We have not declared or paid any cash dividends on our capital stock and do not anticipate paying any cash dividends in the foreseeable future.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

Overview
--------

     The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements and notes appearing elsewhere in the prospectus.

     It is difficult for us to forecast our revenues or earnings accurately. We believe that future period-to-period comparisons of our operating results may not be meaningful and should not be relied upon as an indication of future performance as we have and will have no backlog of orders. Our operating results in one or more future quarters may fall below investor expectations which, assuming our common stock trades on a recognized market, would almost certainly cause the future trading price of our common stock to decline. You should read the following discussion together with the consolidated financial statements and their accompanying notes, included elsewhere in the prospectus.

     We are engaged in the acquisition and enhancement of developed natural gas producing properties and the exploration, development and efficient production of undeveloped natural gas properties which we own in whole or in part. We derive our revenues from our own gas production, well operations, gas gathering, transportation and gas marketing services we provide for third parties who own interests in wells we operate. We also derive income from the sale of interests in our gas producing properties.

Critical Accounting Policies and Estimates
------------------------------------------

     Our results of operations are based on the preparation of financial statements in conformity with accounting principles generally accepted in the United States. The preparation of financial statements requires management to select accounting policies for critical accounting areas as well as estimates and assumptions that affect the amounts reported in the consolidated financial statements. Significant changes in assumptions and/or conditions in our critical accounting policies could materially impact our operating results.

     Our significant accounting policies are described in Note A to the financial statements. We believe our most critical accounting policies include revenue recognition as it relates to the method of accounting for gas properties, recognition of income and costs, deferred revenue and accounting for income taxes.

     We use the successful efforts method of accounting for gas producing activities. Under successful efforts, costs to acquire mineral interests in gas properties, to drill and equip exploratory wells that find proved reserves, and to drill and equip developmental wells are capitalized. Costs to drill exploratory wells that do not find proved reserves, costs of developmental wells on properties the we have no further interest in, geological and geophysical costs, and costs of carrying and retaining unproved. properties are expensed. Unproved gas properties that are significant are periodically assessed for impairment of value and a loss is recognized at the time of impairment by providing an impairment allowance. Other unproved properties are expensed when surrendered or expired.

     When a property is determined to contain proved reserves, the capitalized costs of such properties are transferred from unproved properties to proved properties and are amortized by the unit-of-production method based upon estimated proved developed reserves. To the extent that capitalized costs of groups of proved properties having similar characteristics exceed the estimated future net cash flows, the excess capitalized costs are written down to the present value of such amounts. Estimated future net cash flows are determined based primarily upon the estimated future proved reserves related to our current proved properties and, to a lesser extent, certain future net cash flows related to operating and related fees due us related to our management of various partnerships. We follow Statement of Financial Accounting Standards ("SFAS") No. 121 which requires a review for impairment whenever circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment is recorded as impaired properties are identified.

     On sale or abandonment of an entire interest in an unproved property, gain or loss is recognized, taking into consideration the amount of any recorded impairment. If a partial interest in an unproved property is sold, the amount received is treated as a reduction of the cost of the interest retained. The carrying cost of unproved properties is not significant.

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates that will apply in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Since we have Section 29 tax credits in excess of any tax liability, there are no deferred taxes arising from the timing differences of the deferred income liability.

     The following table is a review of the results of our operations for the fiscal year ended September 30, 2002 and 2001 and nine months ended June 30, 2003 and 2002. All items in the table are calculated as a percentage of total revenues.
                                                                Unaudited
                                        Fiscal Years Ended    Nine Months Ended
                                           September 30,          June 30,
                                       -------------------    ------------------
                                          2002       2001       2003      2002
                                       -------------------    ------------------
Revenues:
  Gas and drilling program
    Sales                                79.5%      42.0%       77.8%    82.2%
  Royalty income                          7.0%       0.0%       22.1%     0.2%
Sales on Interest in gas producing
  Properties                             13.5%      58.0%        0.1%    17.6%
                                        ------     ------       -----    -----
Total Revenues                          100.0%     100.0%      100.0%   100.0%
Expenses:
  Gas production and drilling costs      33.6%      25.9%       18.9%    18.3%
  General and administrative  .          60.0%      72.0%       49.6%    60.4%
  Depreciation, depletion and
     Amortization                         1.4%       1.6%        2.3%     0.8%
  Interest (net)                          0.3%       0.5%        0.0%     0.0%

Net Income                                4.7%       0.9%       29.2%    20.8%
                                          ====       ====       =====     ====

     The following discussion and analysis reviews our results of operations and financial condition for the years ended September 30, 2001 and 2002 and for the nine months ended June 30, 2002 and 2003. This review should be read in conjunction with the Financial Statements and other financial data presented elsewhere herein.

COMPARISON OF THE YEARS ENDED SEPTEMBER 30, 2002 AND SEPTEMBER 30, 2001 AND THE NINE MONTH PERIODS ENDED JUNE 30, 2002 AND 2001.
--------------------------------------------------------------------------------
     The following statement of income shows the results of operations for the year ended September, 2002 and the comparable year ended September 30, 2001 and the results of operations for the nine months ended June 30, 2003 and the comparable three months ended June 30, 2002.

     Information presented below and in the following discussion which relates to the years ended September 30, 2002 and 2001 was derived from audited financial information.

                                              For the years ending September 30,
                                                    2002                2001
                                                 ----------         ----------
Revenues:
  Gas and drilling program sales                $  566,546         $  245,142
  Royalty income                                    49,959                  0
  Sales of interest in gas
    producing properties                            96,100            337,953
                                                   -------            -------
    Total revenues                                 712,605            583,095
                                                   -------            -------

Cost of gas and drilling production                239,293            145,641
Selling, general and administrative                427,875            419,897
Depreciation, depletion and amortization             9,725              9,570
                                                   -------            -------
         Total expenses                            676,893            575,108
                                                   -------            -------

Operating income                                    35,712              7,987
Interest income                                      1,137                437
Interest (expense)                                  (3,419)            (3,005)
                                                    -------            -------
          Net Income                            $   33,430         $    5,419

Statement of Operations
-----------------------
                                                  Nine months ended June 30,
                                                     2003             2002
                                                  ---------         ---------
Revenues:
  Gas and drilling program sales                $  807,120         $  345,000
  Royalty income                                   230,247                739
  Sales of interest in gas
    producing properties                               483             73,600
                                                   -------            -------
    Total revenues                               1,037,850            419,339
                                                   -------            -------

Cost of gas and drilling production                196,036             76,849
Selling, general and administrative                514,590            253,153
Depreciation, depletion and amortization            23,875              3,325
                                                   -------            -------
         Total expenses                            734,501            333,327
                                                   -------            -------
Operating income                                   142,632             86,012

Interest income                                          0              1,052
Interest (expense)                                       0                  0

          Net Income                             $ 303,349          $  87,064
                                                   =======            =======

Revenues
--------

Revenues from gas and drilling program sales in the year ended September 30, 2002 were $566,546 compared to revenue of $245,142 for the year ended September 30, 2001, an increase of $321,404. There was a $462,120 increase in revenue for the nine months ended June 30, 2003 of $807,120 as compared to revenue of $345,000 for the nine months ended June 30, 2002.

     Royalty income increased by $49,959 for the year ended September 30, 2002 as compared to $-0- for the year ended September 30, 2001. Royalty income increased by $229,508 for the nine months ended June 30, 203 as compared to $739 for the nine months ended June 30, 2002.

     Sales of interests in gas producing properties decreased $241,853 from revenues earned through program sales aggregating $96,100 for the year ended September 30, 2002 as compared to revenue from program sales of $337,953 for the year ended September 30, 2001. For the nine months ended June 30, 2003, sales of interests were $483, a decline of $71,117 from sales of $73,600 in the nine months ended June 30, 2002.

Expenses
--------

     The cost of gas and drilling production increased $119,187 from costs aggregating $196,036 for the nine months ended June 30, 2003 as compared to $76,849 for the months ended June 30, 2002.


     Selling, general and administrative expenses increased by $7,978 from costs aggregating $427,875 for the year ended September 30, 2002 as compared to $419,897 for the year ended September 30, 2001.

     Selling, general and administrative expenses increased by $261,437 from costs aggregating $514,590 for the nine months ended June 30, 2003 as compared to $253,153 for the nine months ended June 30, 2002.

     Depreciation, depletion and amortization increased $155 to $9,725 in the year ended September 30, 2002 compared to $9,570 in the year ended September 30 2001.

     Depreciation, depletion and amortization increased $20,550 to $23,875 for the nine months ended June 30, 2003 as compared to $3,325 for the nine months ended June 30, 2002.

     Operating income from operations for the year ended September 30, 2002 increased by $27,725 to $35,712 as compared to $7,987 for the year ended September 30, 2001. The increase in income from operations was primarily due to a combination of the items discussed above.

     Operating income from operations for the nine months ended June 30, 2003 increased by $217,337 to $303,349 as compared to $86,012 for the nine months ended June 30, 2002 The increase in income from operations was primarily due to a combination of the items discussed above.

     Net interest expense decreased by $2,568 to $2,282 for the year ended September 30, 2002 as compared to $2,568 for the year ended September 30, 2001.

Inflation and Changes in Prices
-------------------------------

     Inflation affects our operating expenses as does interest rates, which may have an effect on our profitability. Gas prices have not followed inflation and have fluctuated widely during recent years as a result of other forces such as OPEC, economic factors, demand for and supply of natural gas in the United States and within our regional area of operation. Natural gas prices increased during the year ended September 30, 2002 and for the nine months ended June 30, 2003 due to higher energy consumption during the summer of 2002, a much colder winter in 2002/2003 and, to some extent, a slight economic recovery in the United States. As a result of these market forces, we received an average price of $3.64 per mcf for its natural gas in the year ended September 30, 2002 compared to $3.43 for 2001.

     We cannot predict the duration of the current condition of gas markets and prices, because of the forces noted above, as well as other variables, may change.

Liquidity and capital resources
------------------------------

     Our cash position decreased by $6,243 from $6,659 at September 30, 2001 to $416 at September 30, 2002. We were funded through cash provided from operations of $58,502 as compared to funding through borrowings of $33,180 for the year ended September 30, 2001. Our capital expenditures increased by $39,119 from $9,911 for the year ended September 30, 2001 as compared to $49,030 for the year ended September 30, 2002. Working capital at decreased by 38,379 from a positive working capital at September 30, 2001 of $4,510 to a negative $33,869 at September 30, 2002.

                                   OUR BUSINESS

Brief History of Oil and Gas Operations in Appalachia
-----------------------------------------------------

     According to the West Virginia Geological & Economic Survey, Native Americans recognized and perhaps used as a fuel source the "burning springs" and outflows of petroleum on the Little Kanawha, Kanawha, and Big Sandy rivers. Records show that the early settlers were also aware of the "burning springs" which were natural gas vents. George Washington visited one such burning spring, located on the Kanawha River, in 1775.

     The oil and gas industry in West Virginia began as an outgrowth of the salt industry. In the early 1800s, saltmakers frequently hit oil or gas in their drilling, but considered it a nuisance. In fact, so much oil was diverted to the Kanawha River by salt manufactures that it was long known as "Old Greasy" to the boatmen. Gas was first struck in a well drilled for salt at Charleston in 1815. Once the value of oil and gas was realized, the Great Kanawha Valley region became a pioneer in the discovery of petroleum by boring and in the use of oil and gas on a commercial scale. By 1826, oil was used for lamps in workshops and factories. The drilling tools, jars, and casing, first developed for the salt industry, became essential equipment to the petroleum industry.

     On the Little Kanawha River, near the Hughes River, was a stream called Burning Springs Run, named because there were two springs at its mouth from which natural gas escaped. As early as 1781, Thomas Jefferson described the brilliant flame which could be produced by thrusting a lighted candle into the escaping gas at this site. A salt brine well struck oil at 200 feet and produced 200 barrels of oil per day. The Burning Springs oil field was one of only two oil fields in America prior to the Civil War.

Area of Operations
------------------

     Appalachia is surrounded by major natural gas markets in the northeastern United States. This proximity to a substantial number of large commercial and industrial gas markets, including natural gas powered electricity plants, coupled with the relatively stable nature of Appalachian production and the availability of transportation facilities has resulted in generally higher wellhead prices for Appalachian natural gas than those prices available in the Gulf Coast and Mid-continent regions of the United States. Appalachia includes portions of Ohio, Pennsylvania, New York, West Virginia, Kentucky and Tennessee. Although Appalachia has sedimentary formations indicating the potential for deposits of gas and oil reserves to depths of 30,000 feet or more, most production in the Basin has been from wells drilled to a number of relatively shallow blanket formations at depths of 1,000 to 7,500 feet. These formations are generally characterized by long-lived reserves that produce for more than 20 years. Our drilling success rates and of other operators drilling to these formations historically have exceeded 90%.

     Long production life and high drilling success rates to these shallow formations has resulted in a highly fragmented, extensively drilled, low technology operating environment in Appalachia. As a result, there has been limited testing or development of productive and potentially productive formations at deeper depths. Although our management believes that significant exploration and development opportunities may exist in these deeper, less developed formations for those operators with the capital and technical expertise, we will not engage in drilling to such depths unless as part of a program in which investors put up substantially all the funds needed.
                                       15

Cautionary Statement Regarding Industry Forecasts
-------------------------------------------------

     Market data and certain industry forecasts used throughout the Prospectus were obtained from internal surveys, market research, publicly available information and industry and federal government publications. Industry publications generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Similarly, internal surveys, industry forecasts and market research, while believed to be reliable, have not been independently verified and the Issuer does not make any representation as to the accuracy of such information.

Projections of Natural Gas Usage and Pricing
-------------------------------------------

     We believe that the market for natural gas will grow in the future due to four main factors:

     o Efficiency. Relative to other energy sources, natural gas losses during transportation from source to destination are slight, averaging only about 9% of the natural gas energy.

     o Environmentally favorable. Natural gas is the cleanest and most environmentally safe of the fossil fuels.

     o Safety. The delivery of natural gas is among the safest means of distributing energy to customers, as the natural gas transmission system is fixed and is located underground.

     o Price. The deregulation of the natural gas industry and a favorable regulatory environment have resulted in end-users' ability to purchase natural gas on a competitive basis from a greater variety of sources.

     The United States Energy Information Administration of the Department of Energy in its Annual Energy Outlook 2002 with Projections to 2020 predicts that the price of natural gas is expected to be $3.26 per mcf in 2020.

     Total energy consumption is projected to increase from 99.3 to 130.9 quadrillion British thermal units, referred to as BTUs between 2000 and 2020, an average annual increase of 1.4 percent. In 2020, this forecast is nearly 4 quadrillion Btu higher than in 2001, primarily due to higher projected energy demand in the commercial and transportation sectors.

     Demand for natural gas has increased at an average  annual rate of 2%, from
22.8 to 33.8 trillion cubic feet between 2000 and 2020, primarily due to rapid growth in demand for electricity generation.

Our History
------------
     We were formed under the laws of Tennessee as Wilon Resources, Inc., on October 1, 1998 to engage in the production of natural gas. From October, 1998 to February, 1999, we entered into 13 leases in Wayne County, West Virginia which contained a total of 31 producing natural gas wells, a gathering system, pipelines and meters. The leases, known as the Trace Fork Group, were with a number nonaffiliated third parties and called for the payment of an annual acreage fee. In addition, the owners of the mineral rights receive a royalty of 12.5% on revenues after deduction of severance taxes and costs of maintaining the wells.

     Through 1999, we replaced three compressors in the system in order to more efficiently deliver natural gas and we also reworked all the wells, including cleaning them out, replacing valves and fittings, replacing tubing, improving access roads, repairing drainage systems, replacing parts of the gathering system and repairing and replacing parts of the pipelines. Sales of natural gas were made to three nonaffiliated companies. Presently, the majority of the wells on the Wayne County properties are undergoing routine maintenance.

     In January, 1999, we purchased 41 natural gas wells in Wayne County, West Virginia from Myers Drilling Company, Inc. The wells and leases encompass approximately six thousand acres. Thirty of the wells are presently being reworked. After the completion of the purchase of the property, we commenced to place a few of the operating natural gas wells into production. Pipe joints had to be replaced as the gas pressure exceeded the aggregate limits of the joints. Most of the wells had to be cleaned out, valves and fittings were replaced, meters repaired, tubing replaced, gathering system up graded, pipelines repaired and replaced, and the drainage system improved.

     We also acquired an additional 17 natural gas wells in the same area of operation in September, 1999. These natural gas wells had not been in operation for a number of years and needed extensive work done to make them operational. The work included cleaning out, replacing valves and fittings, replacing tubing and laying of lines for the gathering system to deliver gas to the main pipeline. The property has an additional 1500 acres of possible production.

Business Strategy
-----------------

     Our business strategy is to increase production, operating margins and cash flow by

     o making acquisitions of natural gas wells or properties that will, in our management's opinion, add to our operating results and/or beneficial to our future strategic positioning;

     o through the exploration and development of our existing and acquired acreage base;

     o through selling a portion of our future gas production under fixed price contracts with varying expiration dates, using financial hedging instruments to realize a target price for a portion of our future gas production.

     o by improving profit margins through operational and technological efficiencies; and

     o    through the further expansion of our gas gathering systems.

Acquisitions
------------

     Our acquisition strategy focuses on natural gas wells and leases that can provide:

     o    enhanced cash flow,
     o    additional drilling and development opportunities,
     o    synergies with our existing properties,
     o    enhancement potential of current operations, and/or
     o    economies of scale and cost efficiencies.

Natural Gas Operations, Production and Development.
---------------------------------------------------

     Operations.
     -----------

     We contract for services performed on all of the wells in which we hold working interests. We seek to maximize the value of our natural gas properties through cleaning and reworking wells, operating cost reductions and equipment improvements.

     Our management travels to well sites on a regular basis and continuously reviews its properties to identify actions which could reduce operating costs and improve production.

Development.
-----------

     Our  exploration and  development  activities  have primarily  involved the
acquisition  of  proved   undeveloped   gas  properties  and  the  drilling  and
development of such properties.

Our Future Development Plans.
-----------------------------

Drilling New Natural Gas Wells
------------------------------

     With appropriate funding, we intend to drill new natural gas wells on our existing leases to the Devonian Shale formation at a target depth of about 3,500 feet. The cost for drilling these wells will be paid from our funds or by entering into ventures to share the working interest of the wells with other entities. Our management, based on its previous experience, estimates that the total costs for such drilling will be recovered within three years of the commencement of drilling. The productive life of these wells is estimated to be in excess of 20 years.

Natural Gas Wells located in Kentucky
-------------------------------------

     We have leased mineral rights with ten acre spacing in Magoffin County, Kentucky. In 2001, for investors, we drilled four wells to a depth about 2,500-3,000 feet into the Big Six formation, Each well averages 200 mfd. We retain a 25% working interest.

Sales of Working Interests in various wells
-------------------------------------------

     Between 1999 and 2001, we sold working interests in various natural gas producing wells. The terms of the sales were that the purchaser pay a down payment with the balance due within generally 12 months. If the working interests were not paid in full within the contracted time frame for payment, purchasers agreed to reassign to us their interests in the wells. At this time, all of the interests sold pursuant through down payments have been reassigned.

Recompletion of Natural Gas Wells
---------------------------------

     We presently lease approximately 15,000 acres in West Virginia that contain producing natural gas wells. A certain number of these wells will be selected for deepening approximately 1,500 feet to approximately 3,750 feet, the Devonian Shale formation. Completion will be in accordance with standard completion procedures for this area. The costs for this program will be funded by our funds, although we may consider raising money for this purpose from investors. We estimate, based on our experience, that the costs of deepening the wells should be recovered in three years based on present gas prices. The production life of these re-completed wells is estimated to be in excess of twenty years.

Reworking Existing Natural Gas Wells
------------------------------------

     We have leased a number of producing natural gas wells that need to be reworked in order to increase production. Reworking includes cleaning out the wells, drilling out sediment, setting and cementing new casing, replacing valves and fittings, repairing gathering systems and performing other maintenance.

     We estimate that the production life of these wells be significantly increased and should continue to produce for an additional ten years prior to another reworking procedure. Total productive life is estimated at twenty years.

The Process of Drilling Natural Gas Wells
-----------------------------------------

     If wells are drilled too close together, they would communicate with each other and each would draw off production from the other. Recently, some geologists question if Appalachian natural gas wells draw laterally or vertically. If vertically, then wells could be spaced closer together without affecting one another. The reason for this speculation is that many older wells which were shut-in for years have resumed production which supports the theory that they are fed from below. However, our wells are generally spaced one well every ten acres and will continue to be spaced apart.

     We drill wells through the use of specialized contractors to the target depth using air drilling equipment from a truck rig having a 25 foot mast. Pipe of 9 inches in diameter are set in the hole. Within that pipe, another pipe of 7 inches diameter is set and cement is pushed into the center pipe and comes up to fill the space between the pipes for a depth of several hundred feet. Finally, a 4 1/2 inch casing is inserted in the middle which extends to the bottom of the hole and is cemented in place to cut off any water flow and to stabilize the hole.

     We then order a radiation log which indicates the rock formation and a temperature log. The logs indicate where to perforate. Strings of 50 caliber shells are set off electrically; and the shot perforates the casing and the cement - and opens up the formation. The shot is followed with approximately 500 gallons of 15% hydrochloric acid to open up the shot holes. Finally, stimulation or fracing by forcing sand and water under pressure through the shot holes is performed. The additional sand is to prop up the perforated openings. After clean up, the wells are ready for production.

     Prior to production, we install blow out preventers - large valves which can be shut if pressure builds up. We also install appropriate values and meters, meter runs between the wells and the meters and meter houses to contain the meters. We start production slowly to prevent sand from blowing back into the wells and build up production over a period of months.

Title to Properties
-------------------

     We believe that we hold good and indefeasible title to our properties, in accordance with standards generally accepted in the natural gas industry. A title examination has been performed with respect to substantially all of our producing properties. Each of our leased properties represents a material portion of our holdings; and a title dispute could have adverse consequences for our production and retention of revenues from production of natural gas.

     Our properties are subject to royalties and other customary outstanding interests. Our properties are also subject to liens incident to operating agreements, current taxes, development obligations under natural gas leases and other encumbrances, easements and restrictions. We do not believe that any of these burdens will materially interfere with the use of our properties.

Natural Gas Sales
-----------------

     We sell the natural gas we produce to gas transmission companies, industrial end-users and utilities under contracts with terms ranging from one month to three years. As customary in the industry, virtually all of our contract pricing provisions are tied to a market index, with certain adjustments based on, among other factors, whether a well delivers to a gathering or transmission line, quality of natural gas and prevailing supply and demand conditions, so that the price of the natural gas fluctuates to remain competitive with other available natural gas supplies. As a result, our revenues from the sale of natural gas will suffer if market prices decline and benefit if they increase.

     At September 30, 2002, the weighted net average price of natural gas we produced sold at prices averaging $3.64 per mcf, depending upon well location, the date of the sales contract and other factors. Whenever feasible, we attempt to explore multiple market possibilities from each of our gathering systems in order to sell our natural gas at the highest prices.

     A variety of factors affect the market for natural gas, including the availability of other domestic production, natural gas imports, the availability and price of alternative fuels, the proximity and capacity of natural gas pipelines, general fluctuations in the supply and demand for natural gas and the effects of state and federal regulations on natural gas production and sales. The natural gas industry also competes with other industries in supplying the energy and fuel requirements of industrial, commercial and individual customers. We market our natural gas to natural gas utilities, pipelines and industrial and commercial customers, either directly through our gathering system, or utilizing transportation services provided by regulated interstate pipeline companies.

Financing
---------

     We have conducted well development drilling and reworking activities for our own account and for other investors. We intend to continue financing our well acquisition, reworking and development drilling from funds from warrant exercise, from reinvestment of positive cash flow from our present activities and from investors who would share working interests with us. We presently own interests in two wells which were financed by investors.

Tax benefits
------------

Intangible Drilling Costs
-------------------------

     In general, intangible drilling costs, known as "IDC" consist of those costs which in and of themselves have no salvage value. Congress granted to the Treasury Secretary the authority to prescribe regulations that would allow taxpayers the option of deducting, rather than capitalizing, intangible drilling and development costs. The Secretary's rules state that, in general, the option to deduct IDC applies only to expenditures for drilling and development items that do not have a salvage value. We and any investors have the option of deducting IDC as an expense or capitalizing it over a 60-month period beginning in the month the expenditure is made.

     We also claim depreciation, cost recovery, and amortization deductions with respect to our basis natural gas property as permitted by the Internal Revenue Code. The cost of lease equipment and well equipment, such as casing, tubing, tanks, and pumping units, and the cost of pipelines cannot be deducted currently but must be capitalized.

Devonian Shale Tax Credit
----------------------

     The owners of wells drilled to the Devonian Shale depth drilled prior to 1993 are entitled to a tax credit per thousand cubic feet on gas produced until January 1, 2003. Certain of our wells qualified and, as a result, some of our investors took these credits on their personal income tax returns.

Employees
---------

     As of June 30, 2003, we had three employees, all of whom are officers and directors. We also employ consultants or consultant companies on an as needed basis.

Facilities
----------

     We lease modern office premises in Chattanooga, Tennessee at an annual rental of $15,000, payable monthly. The five year lease was entered into on November 30, 2001. We may renew for three successive five year periods commencing December 1, 2006, upon the same terms adjusted for changes in the Consumer Price Index.

                                   MANAGEMENT

Executive Officers and Directors

     The following table sets forth certain information regarding our executive officers and directors:

Name                        Age   Position                               Since
-------------------------   ---   ----------------------------------     -----
Harry F. Thompson            67   President, Treasurer and a Director    1998
931 Ashland Terrace
Chattanooga Tennessee 37415

Amy Pye                      31   Secretary and a Director               2002
931 Ashland Terrace
Chattanooga Tennessee 37415

Eric J. Thompson             28   Vice-President and a Director          2002
931 Ashland Terrace
Chattanooga Tennessee 37415

Bryan P. S. Gray             63   A Director                             2002
5006 NW 49th Road
Tamarac, Florida 33319

--------------------

Harry F. Thompson has been our president since our inception in 1998. From 1994 to 1998, he was President of CBG, Inc., a natural gas production company located in Chattanooga, TN. He sold the company to found Wilon Resources, Inc. From 1991 to 1994, Mr. Thompson was an independent business consultant in Chattanooga, TN. From 1983 to 1991, he was President of Tricor, Inc., an oil and gas production company. From 1960 - 1981, Mr. Thompson maintained a general and corporate practice of law business in Huntington, WV. He received is B. S. in Zoology from Marshall University, Huntington, WV in 1957 and his LLB from the T.C. Williams School of Law, University of Richmond, VA, in 1960.

     Amy Pye has served as our Administrative Assistant since 1999 and Secretary of since April 2001. She became a director of our company in November 2002. From 1997 to 1999 she served as a manager for various Chattanooga based Retail stores. She attended Chattanooga State Technical Community College from 1992 to 1993.

     Eric J. Thompson has been our Vice-President and a director since May, 2001. From 1998 to 2001, he served as an Administrator. From 1998 to 2001 he was Assistant Store Manager of Goody's Inc. He attended Chattanooga State Technical Community College from 1994 to 1996.

     Bryan P. S. Gray has, since 1984, acted as a consultant in real estate and business projects. He was, from 1983 to 1984, successively Director of Finance and Administration and General Manager for Confederation Offshore Limited, St. John's, Newfoundland, a consortium of companies which analyzed and developed offshore oil-related projects. From 1981 to 1983, he was President of ScotCan Consulting, Ltd. Mr. Gray, was from 1965 to 1981 affiliated with the Bank of Nova Scotia in capacities ranging from Business Development Representative, Deputy Manager, Senior Representatives and Branch Manager.

Director Compensation
---------------------

     Our directors do not receive cash compensation for their services as directors but are reimbursed for their reasonable expenses for attending board and board committee meetings.

Compensation Arrangements
-------------------------

     We have not entered into employment contracts with any of our management employees.

Executive Compensation
----------------------

     The following table sets forth for the fiscal years ended September 30, 2002 and 2001, the compensation we paid to our Chief Executive Officer(s) and any other executive officers who earned in excess of $100,000 based on salary and bonus.
                           Summary Compensation Table

                                                                      Long Term
                                                                    Compensation
                                 Annual Compensation                     Awards
================================================================================
                                                       Other Annual   Securities
  Name and Principal                                   Compensation   Underlying
      Position              Year   Salary ($) Bonus ($)   ($)       Options/SARs
================================================================================
Harry Thompson              2002    104,000     -0-        10,000         -0-
Chief Executive Officer     2001    104,000     -0-        10,000         -0-


Option Grants for the fiscal years ended September 30, 2002 and 2001
--------------------------------------------------------------------

     The following table sets forth information concerning the grant of stock options to the named executive officer during the fiscal years ended 2002 and 2001.


                                               Individual Grants
================================================================================
                                                            Potential Realizable
                                                                Value at Assumed
                  Number of   % of Total                         Annual Rates of
                  Shares       Options                               Stock Price
                  Underlying   Granted to  Exercise                Appreciation
                  Options      Employees   Price Per  Expiration for Option Term
   Name           Granted      in Year     Share      Date       5%          10%
===============================================================================

Harry Thompson      -0-           -0-        -0-        -0-       -0-        -0-



Aggregated Option Exercise for the fiscal years Ended September 30, 2002 and 2001 and Fiscal Year-End Option Values
--------------------------------------------------------------------------------

     The following table sets forth information concerning the exercise of stock options during the fiscal years ended May 31, 2002 and 2001 by the named executive officer, and his options outstanding at the end of the transition period.


================================================================================
Aggregate Option/SAR Exercises in Transition Period and TP-End Option/SAR Values
================================================================================
                                    Number of Securities
                                    Underlying Unexercised
                               Options/SARs at TPY-End  Value of Unexercised In-
                  Shares                 (#)        the Money Options/SARs
     Acquired on  Value       =======================  at TP-End ($)
Name Exercise (#) Realized($)Exercisable Unexercisable Exercisable Unexercisable
================================================================================
Harry Thompson-0-   -0-          -0-           -0-         -0-          -0-

================================================================================


Indemnification of directors and executive officers and limitation of liability
------------------------------------------------------------------------------

     The Tennessee Business Corporation Act authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. As permitted by the Tennessee Business Corporation Act, our amended certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to our company or our stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under section 174 of the Tennessee Business Corporation Act (regarding unlawful dividends and stock purchases) or (4) for any transaction from which the director derived an improper personal benefit.

     As permitted by the Tennessee Business Corporation Act, our bylaws provide that we are required to indemnify our directors and officers, consultants and employees to the fullest extent permitted by the Tennessee Business Corporation Act. Subject to certain very limited exceptions, we are required to advance expenses, as incurred, in connection with a legal proceeding to the fullest extent permitted by the Tennessee Business Corporation Act, subject to certain very limited exceptions. The rights conferred in our bylaws are not exclusive. We have not obtained directors' and officers' liability insurance.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in this opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                       CERTAIN RELATED PARTY TRANSACTIONS

     We were formed in October, 1998, under the Tennessee Business Corporation Act. In October, 1998, we issued 1,000 shares of our common stock to Harlis Trust, the trustee of which is Harry Thompson, our President. On March 11, 2003, we forward split our issued and outstanding shares of common stock in the ratio of 10,400 to 1 so that Harlis Trust owned 14,400,000 shares of our common stock. On August 11, 2003, Harlis Trust Gifted 100,000 shares each to Amy Pye, Eric Thompson, Kevin Thompson and Stephany Rutledge, the children of Harry Thompson, our President.

     Also, on November 10, 2003, Wilon Energy Group, Inc. merged into the registrant and the registrant is the surviving company.

     Keon Transport purchased 5,000 shares in a private placement of Wilon Energy Group, Inc. which became 5,000 of our shares after the merger of Wilon Energy Group, Inc. into us. Keon Transport is owned by Kevin Thompson, a son of Harry Thompson, our President.

     American Energy Holdings, LLC purchased 5,000 shares in the private Placement of Wilon Energy Group, Inc. which became 5,000 of our shares after the merger of Wilon Energy Group, Inc. into us. American Energy Holdings, LLC is owned by Harry Thompson, our President.

     Amcor Holdings purchased 5,000 shares in the private placement of Wilon Energy Group, Inc. which became 5,000 of our shares after the merger of Wilon
Energy Group, Inc. into us. Amcor Holdings is beneficially owned by Phylis Thompson and Eric Thompson, respectively the wife and a son of Harry Thompson, our President.

     Amy Pye purchased 5,000 shares in the private placement of Wilon Energy Group, Inc. which became 5,000 of our shares after the merger of Wilon Energy Group, Inc. into Wilon Resources, Inc. Amy Pye is our Secretary and daughter of Harry Thompson, our President.

     Eric J. Thompson purchased 5,000 shares in the private placement of Wilon Energy Group, Inc. which became 5,000 of our shares after the merger of Wilon Energy Group, Inc. into Wilon Resources, Inc. Eric Thompson is a Vice President and son of Harry Thompson, our President.




                                     Page 25

     Kevin Thompson purchased 5,000 shares in the private placement of Wilon Energy Group, Inc. which became 5,000 of our shares after the merger of Wilon Energy Group, Inc. into Wilon Resources, Inc. Kevin Thompson is a son of Harry Thompson, our President.

     Harry Thompson, Eric J. Thompson Amy Pye and Kevin Thompson disclaim ownership of each Other's shares.


     Harry Thompson receives a salary of $104,000 per year, Amy Pye, Secretary, his daughter, receives a salary of $26,000 per year and Eric Thompson, Vice-President, his son, receives a salary of $26,000 per year.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information with respect to beneficial ownership of our common stock as of June 20, 2003 by each stockholder known by us to be the beneficial owner of more than 5% of our common stock, each of our directors and executive officers and all executive officers and directors as a group.

                         Shares of Common Stock Beneficially Owned(1)
                         --------------------------------------------
Name                       Title                   Number              Percent
----------------------   ----------               --------------       -------
Harry F. Thompson        President, Treasurer
                         and a Director           10,005,000            81.4%

Amy Pye                  Secretary
                         and a Director              105,000             0.9%

Eric J. Thompson         Vice-President              105,000             0.9%
                         and a Director

Bryan P. S. Gray         A Director                        0             0.0%

Directors and officers                                                      %
  (4 persons)

------------------

     (1) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, the persons and entity named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our common stock underlying warrants or options that are currently exercisable or exercisable within 60 days of the date of the Prospectus are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The percentage of beneficial ownership is based on 12,279,000 shares of our common stock outstanding as of the date of the Prospectus.

(2)  The shares beneficially owned  by Harry Thompson are held as follows:

     Harlis Trust                      10,000,000 shares
     American Energy Holdings               5,000 shares

(3) Harry Thompson is the father of Amy Pye and Eric Thompson.

Harry Thompson, Amy Pye and Eric Thompson disclaim ownership of each others shares.
DESCRIPTION OF SECURITIES

Common Stock
------------

     We are authorized to issue 50,000,000 shares of common stock, $.001 par value per share, of which 10,400,000 shares are issued and outstanding and 12,279,000 shares will be issued and outstanding as of the closing of the merger of Wilon Energy Group, Inc. into us. Each outstanding share of common stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by their holders at meetings of the stockholders.

     Holders of our common stock (i) have equal ratable rights to dividends from funds legally available therefor, if declared by our board of directors; (ii) are entitled to share ratably in all of our assets available for distribution to holders of common stock upon our liquidation, dissolution or winding up; (iii) do not have preemptive, subscription or conversion rights, or redemption or sinking fund provisions; and (iv) are entitled to one noncumulative vote per share on all matters on which stockholders may vote at all meetings of our stockholders. Cumulative voting for the election of directors is not provided for in our amended certificate of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election.

     Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of legally available funds at such times and in such amounts as our board of directors may from time to time determine. Each stockholder is entitled to one vote for each share of our common stock held on all matters submitted to a vote of stockholders. Our common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon a liquidation, dissolution or winding-up, the assets legally available for distribution to stockholders are distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time after payment of liquidation preferences, if any, on any outstanding preferred stock and payment of other claims of creditors.

Preferred Stock
---------------

     We may, subject to limitations prescribed by Tennessee law, provide for the issuance of up to 10,000,000 shares of our preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding) without any further vote or action by the stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock. We have no current plans to issue any shares of preferred stock.

Common Stock Purchase Warrants

     We have sold to Colebrook 2,000,000 common stock warrants. The warrants are exercisable for a period, commencing the date our common stock trades on a public market, for six months. Each warrant entitles the holder to purchase one share of our common stock for $.60.

     Colebrook may only exercise its warrants when there is a current effective registration statement covering resale of the underlying shares of common stock. If we are unable to maintain a current effective registration statement, Colebrook will be unable to exercise its warrants and they may become valueless.

     Warrants may be exercised by surrendering the warrant certificate, with the form of election to purchase printed on the reverse side of the warrant certificate properly completed and executed, together with payment of the exercise price, to us. Warrants may be exercised in whole or from time to time in part. If less than all of the warrants evidenced by a warrant certificate are exercised, a new warrant certificate will be issued for the remaining number of unexercised warrants.

     Colebrook is protected against dilution of the equity interest represented by the underlying shares of common stock upon the occurrence of certain events, including, but not limited to, issuance of stock dividends. If we merge, reorganize or are acquired in such a way as to terminate the warrants, they may be exercised immediately prior to such action. In the event of liquidation, dissolution or winding up, Colebrook, the holder of the warrants is not entitled to participate in our assets.

     For the life of the warrants, Colebrook is given the opportunity to profit from a rise in the market price of our common stock. The exercise of the warrants will result in the dilution of the then book value of our common stock and would result in a dilution of the percentage ownership of then existing stockholders. The terms upon which we may obtain additional capital may be adversely affected through the period in which the warrants remain exercisable. Colebrook may be expected to exercise the warrants at a time when we would, in all likelihood, be able to obtain equity capital on terms more favorable than those provided for by the warrants.

     In the event the proceeds of warrant exercise are not sufficient for the development and growth of our business, we may seek additional financing. We believe that the proceeds of exercise of existing warrants will be sufficient for such purpose and therefore do not expect to issue any additional securities at this time. However, we may issue additional securities, incur debt or procure other types of financing if needed. We have not entered into any agreements, plans or proposals for such financing and have no plans to do so. If we require additional financing, there is no guarantee that such financing will be available to us or if available that such financing will be on terms acceptable to us.

Reports to Stockholders
-----------------------

     We intend to furnish our stockholders with annual reports containing audited financial statements as soon as practicable after the end of each fiscal year. Our fiscal year ends on September 30th.

Transfer Agent
--------------

     We have appointed Interwest Transfer Co., Inc., Salt Lake City, Utah as transfer agent for our shares of common stock.

                              SELLING STOCKHOLDERS

     1,879,000 of the shares offered under this prospectus may be sold by holders who have previously acquired their shares. We will not receive any of the proceeds from sales of shares offered under the prospectus. All costs, expenses and fees in connection with the registration of the selling stockholders' shares will be borne by us. All brokerage commissions, if any, attributable to the sale of shares by selling stockholders will be borne by selling stockholders.

     The selling stockholders are offering a maximum of 1,879,000 shares of our common stock. The following table sets forth:

     o    the name of each person who is a selling stockholder;

     o    the title of each person who is one of our officers or directors;

     o the number of securities owned by each such person at the date of the prospectus; and

     o the number of shares of common stock such person will own after the offering.

     The column "Shares Owned After the Offering" gives effect to the sale of all the shares of common stock being offered by the prospectus.

                                       Shares Owned Prior to  Shares Owned After
                            Number of    to the Offering        the Offering
                             Shares     ---------------------  -----------------
Selling Stockholders        Offered     Number     Percent    Number   Percent
--------------------      -----------  ---------   -------    ------   -------
Amcor Holdings                5,000       5,000          - %       0        0.0%
American Energy Holdings LLC  5,000       5,000          - %       0        0.0%
Arden, Amos                  10,000      10,000          - %       0        0.0%
Shinya, Araki                 5,000       5,000          - %       0        0.0%
Baker, Vera                   5,000       5,000          - %       0        0.0%
Baker, Vera F. Trust         70,000      70,000          - %       0        0.0%
Baker, Gregory               25,000      25,000          - %       0        0.0%
Baker, Myron                 40,000      40,000          - %       0        0.0%
Basye, Martin                20,000      20,000          - %       0        0.0%
Berk, Elaine                  5,000       5,000          - %       0        0.0%
Berk Theodore               165,000     165,000         1.3%       0        0.0%
Blundell, Richard            10,000      10,000          - %       0        0.0%
Brown, Michelle               5,000       5,000          - %       0        0.0%
Carol, Bonnie                 5,000       5,000          - %       0        0.0%
Chadwick, Linda               5,000       5,000          - %       0        0.0%
Cole, Linda S. Irrev Trust  100,000     100,000          - %       0        0.0%
Colebrook, Inc.             400,000     400,000         3.3%       0        0.0%
Cox, Neil                     8,000       8,000          - %       0        0.0%
Elliott, Thomas               5,000       5,000          - %       0        0.0%
Falcon Crest Capital, Inc.  500,000     500,000         4.1%       0        0.0%
Foley, Neil                   5,000       5,000          - %       0        0.0%
Geyer, Jean                  10,000      10,000          - %       0        0.0%
Graham, Debra                25,000      25,000          - %       0        0.0%
Harlis Trust                  5,000       5,000          - %       0        0.0%
Hass, Emma                    8,000       8,000          - %       0        0.0%
Heng, Ken                    10,000      10,000          - %       0        0.0%
John, James                  16,000      16,000          - %       0        0.0%
Kaly Trust                    5,000       5,000          - %       0        0.0%
Keon Transport, LLC           5,000       5,000          - %       0        0.0%
Koeller, Melvin               5,000       5,000          - %       0        0.0%
Kovalsky, Susan               5,000       5,000          - %       0        0.0%
Krimmel, Max                  5,000       5,000          - %       0        0.0%
Lawson, Joseph A.             5,000       5,000          - %       0        0.0%
Lutsky, Donna                 5,000       5,000          - %       0        0.0%
Lutsky, Jay                   5,000       5,000          - %       0        0.0%
McGuire, Malcolm             10,000      10,000          - %       0        0.0%
Neil, Sue                     8,000       8,000          - %       0        0.0%
Nexgen Holdings, Inc.       230,000     230,000         1.9%       0        0.0%
O'Hara, Kevin                 8,000       8,000          - %       0        0.0%
Olson Jewelers                8,000       8,000          - %       0        0.0%
Oustz, Bettye                 8,000       8,000          - %       0        0.0%
Pahng, Seon-Hwa               5,000       5,000          - %       0        0.0%
Palmisano, Angelo             5,000       5,000          - %       0        0.0%
Pol, Ed                       5,000       5,000          - %       0        0.0%
Polevoy, Carol                8,000       8,000          - %       0        0.0%

                                       30

Pye, Amy                      5,000       5,000          - %       0        0.0%
Reisfield, Lisa               5,000       5,000          - %       0        0.0%
Rutledge, S. J.               5,000       5,000          - %       0        0.0%
Sessions, Dean                5,000       5,000          - %       0        0.0%
Sessions, Patsy               5,000       5,000          - %       0        0.0%
Sessions, Robert              5,000       5,000          - %       0        0.0%
Sessions, Tanna               5,000       5,000          - %       0        0.0%
Sichel, Bart                  5,000       5,000          - %       0        0.0%
Sichel, Jeffrey               5,000       5,000          - %       0        0.0%
Sichel, Michael B.            5,000       5,000          - %       0        0.0%
Pembridge Capital Establishmen5,000       5,000          - %       0        0.0%
Thompson, Eric                5,000       5,000          - %       0        0.0%
Thompson, Kevin               5,000       5,000          - %       0        0.0%
Weggeland, Layne              5,000       5,000          - %       0        0.0%
Whitbeck, John                5,000       5,000          - %       0        0.0%
Wong, Philip                  8,000       8,000          - %       0        0.0%


-----------------

1. Myron and Vera Baker are husband and wife. Gregory Baker is an adult son. Debra Graham is the daughter of Myron Baker and Vera Baker. Each disclaims ownership of each others' shares.

2. Theodore Berk and Elaine Berk are husband and wife. Each disclaims ownership of each others' shares.

3. Jay Lutsky and Donna Lutsky are husband and wife and disclaim any ownership in each other's shares.

4. American Energy Holdings owned by Harry Thompson, President. Mr. Thompson is also trustee of Harlis Trust.

5. Dean Sessions and Patsy Sessions are husband and wife. Robert Sessions is the brother of Dean Sessions and the husband of Tanna Sessions. Each disclaims ownership of each others' shares.

6.   Rochfort Young is the beneficial owner of the Pembridge Capital
     Establishment.

     Common stock registered for resale constitutes approximately 15.2% of our issued and outstanding common shares as of the date of the prospectus.

             PLAN OF DISTRIBUTION OF SHARES OF EXISTING STOCKHOLDERS

     The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term "selling stockholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of the prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. Selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Selling stockholders may sell their shares by one or more of, or a combination of, the following methods:

o purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to the prospectus;

o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

o block trades in which the broker-dealer so engaged will attempt to sell the shares as agent; and


o    in privately negotiated transactions.

     In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to the prospectus.

     To the extent required, the prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also sell their common stock short and redeliver the shares to close out such short positions. Selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to the prospectus (as supplemented or amended to reflect such transaction). Selling stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

     In effecting sales, broker-dealers or agents engaged by selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amount to be negotiated immediately prior to the sale.

     In offering the shares covered by the prospectus, selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. Any profits realized by selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

     In order to comply with the securities laws of certain states, shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. Selling stockholders may indemnify any broker-dealer participating in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

     At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

     We have agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act.

     We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of:

o such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the Registration Statement or

o    two years from the effective date of the registration statement.

                        COLEBROOK'S PLAN OF DISTRIBUTION

     Colebrook is free to offer and sell its shares of our common stock at such times, in such manner and at such prices as it may determine on a best efforts basis. The types of transactions in which the shares of our common stock are sold may include transactions in the over-the-counter market (including block transactions), negotiated transactions, or a combination of such methods of sale. The sales will be at market prices prevailing at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. Colebrook has advised us that it has not entered into any agreement, understanding or arrangement with any broker-dealers regarding the sale of its shares, and does not have a coordinating broker acting in connection with the proposed sale of our common stock.

     Colebrook may sell its shares directly to purchasers or to or through broker-dealers, which may act as agents. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders. They may also receive compensation from the purchasers of our common stock for whom such broker-dealers may act as agents.

     Colebrook is an "underwriter" within the meaning of Section 2(a)(11) of the Securities Act. Any commissions received by broker-dealers and any profit on the resale of the shares of our common stock sold by them might be deemed to be underwriting discounts or commissions. Colebrook may agree to indemnify broker-dealers for transactions involving sales of our common stock against certain liabilities, including liabilities arising under the Securities Act.

     Because Colebrook is an underwriter within the meaning of Section 2(a)(11) of the Securities Act, it will be subject to prospectus delivery requirements.

     We have informed Colebrook that the anti-manipulation rules of the SEC, including Regulation M promulgated under the Securities Exchange Act of 1934, will apply to its sales in the market, and have provided them with a copy of such rules and regulations.

     Regulation M may limit the timing of purchases and sales of any of the shares of our common stock by Colebrook and any other person distributing our common stock. The anti-manipulation rules under the Securities Exchange Act may apply to sales of shares of our common stock in the market and to the activities of Colebrook and its affiliates. Furthermore, Regulation M of the Securities Exchange Act may restrict the ability of any person engaged in the distribution of shares of our common stock to engage in market-making activities with respect to the particular shares of common stock being distributed for a period of up to five business days prior to the commencement of such distribution. All of the foregoing may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

     Rules 101 and 102 of Regulation M under the Securities Exchange Act, among other things, generally prohibit certain participants in a distribution from bidding for or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Rule 104 of Regulation M provides that no person, directly or indirectly, may stabilize, effect any syndicate covering transaction, or impose a penalty bid in connection with an offering of any security in contravention of the rule's provisions.

     Colebrook may not rely upon Rule 144 for the sale of our common shares in the open market since it is an underwriter within the meaning of Section 2(a)(11) of the Securities Act and the safe-harbor provided by Rule 144 is not available to underwriters of our common stock.

     We will pay all expenses in connection with the registration and sale of the common stock by Colebrook. Colebrook will pay all commissions, transfer taxes and other expenses associated with their sales. The shares offered hereby are being registered pursuant to our contractual obligations, and we have agreed to pay the expenses of the preparation of this prospectus.

     We have agreed to indemnify and reimburse Colebrook against any losses, claims, damages or liabilities to which they may become subject under the Securities Act of 1933, the Securities Exchange Act of 1934, or any other federal or state law, insofar as such losses arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained in a registration statement, or (ii) the omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading.

     We cannot issue additional shares to Colebrook that, when added to the shares Colebrook owns will result in Colebrook holding over 9.9% of our outstanding shares upon exercise of warrants.

                         SHARES ELIGIBLE FOR FUTURE SALE

     No public trading market presently exists for our securities. Upon the effectiveness of the registration statement, 1,879,000 shares of our common stock to be held by stockholders upon the closing of the merger of Wilon Energy Group, Inc. into us will be freely tradable without restriction under the Securities Act. 25,000 of these of these shares are held by our affiliates as that term is defined in Rule 144 under the Securities Act. In addition, up to 2,000,000 shares of our common stock acquired through exercise of our warrants may be resold publicly. At the closing of the merger with Wilon Energy Group, Inc., we will have approximately 62 holders of our common Stock which is our only class of issued and outstanding stock.

     Shares held by affiliates will be eligible for sale in the public market, subject to certain volume limitations and the expiration of applicable holding periods under Rule 144 under the Securities Act. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least one year (including the holding period of any prior owner except an affiliate) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (1) 1% of the number of shares of common stock then outstanding (which will equal approximately 150,279 shares assuming all the shares underlying the stock purchase agreement are issued) or (2) the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been an affiliate of us at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

     We can offer no assurance that an active public market in our shares or warrants will develop initially on the OTCBB. Future sales of substantial amounts of our shares (including shares issued upon exercise of outstanding options) in the public market could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.

                       WHERE YOU CAN FIND MORE INFORMATION

     We have not previously been required to comply with the reporting requirements of the Securities Exchange Act. We have filed with the SEC a registration statement on Form SB-2 to register the securities offered by the prospectus. We intend to file annual and quarterly reports, proxy statements and other reports, if required, with the SEC. If in the future, we are not required to deliver an annual report to security holders, we will voluntarily send an annual report which will include audited financial statements. The prospectus is part of the registration statement, and, as permitted by the SEC's rules, does not contain all of the information in the registration statement.

     For further information about us and the securities offered under the prospectus, you may refer to the registration statement and to the exhibits and schedules filed as a part of the registration statement. You can review the registration statement and its exhibits at the public reference facility maintained by the SEC at Judiciary Plaza, Room 1024, 450 Fifth Street, N. W., Washington, D. C. 20549 Please call the SEC at 1-800-SEC-0330 for further information on the public reference facility. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers, such as our company, that file electronically with the SEC at (http://www.sec.gov).

                                LEGAL PROCEEDINGS

     We are not a party to nor are we aware of any material existing, pending or threatened lawsuits or other legal actions.

                                  LEGAL MATTERS

     Certain legal matters, including the legality of the issuance of the shares of common stock offered herein, are being passed upon for us by our counsel, Louis M. Smith,Jr., Attorney at Law, 4306 Talahi Way, Louisville, Kentucky 40207.
                                   EXPERTS

     Our financial statements as of September 30, 2002 and 2001 have been included herein and in the registration statement in reliance upon the report of Drakeford & Drakeford, independent certified public accountants, appearing elsewhere herein, and upon the authority of as an expert in accounting and auditing.

                          INDEX TO FINANCIAL STATEMENTS


Part 1 - Financial Information

                                                                           Page

Item 1 - Financial Statements

Report of Independent Certified Public Accoutants

Balance Sheets as of June 30, 2003 (Unaudited) and September 30, 2002        F-2

Statements of Operations for the nine months ended June 30, 2003 and
2002 (unaudited)                                                             F-3


Statements of Operations for the years ended September 30, 2002 and
2001                                                                         F-4

Statement of Stockholders Equity  for the nine months ended June 30,
2003 (unaudited)                                                             F-5


Statements of Cash Flows for the nine months ended June 30, 2003
2002 (unaudited)                                                             F-6

Statements of Cash Flows for the years ended September 30, 2002 and
2001                                                                         F-7


Notes to Financial Statements                                         F-8 - F-17




                           DRAKEFORD & DRAKEFORD, LLC
                          CERTIFIED PUBLIC ACCOUNTANTS

                        A LIMITED LIABILITY CORPORATION
                           ACCOUNTANTS & CONSULTANTS


601 Jefferson Davis Hwy                                 Telephone: 770-575-0915
Fredericksburg, Va. 22408



To The Board of Directors and Shareholders of WILON RESOURCES, INC.

     We have audited the accompanying balance sheet of WILON RESOURCES, INC. as of September 30, 2002 and the related statements of operations, cash flows and shareholders' equity for the years ended September 30, 2001 and 2002. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of WILON RESOURCES, INC. as of September 30, 2002 and the results of its operations, shareholders' equity and cash flows for the years ended September 30, 2001 and 2002 in conformity with generally accepted accounting principles.


/s/ Drakeford & Drakeford, LLC

Drakeford & Drakeford, LLC
Certified Public Accountants

December 10, 2002

                                       F-2
                              WILON RESOURCES, INC.


                                 BALANCE SHEETS


                                                                       Unaudited
                            ASSETS            September 30, 2002   June 30, 2003

CURRENT ASSETS
 Cash and cash equivalents                            $   416          $  52,721

 Total current assets                                     416             52,721

PROPERTY AND EQUIPMENT, at cost
Gas properties                                         948,279           979,945
Furniture and fixtures                                   5,615             5,615
Vehicles                                                41,407            41,407
                                                       995,301         1,026,967
Less:accumulated depreciation, depletion, amortization (20,212)         (44,086)

            Total property and equipment, net           975,089          982,881

OTHER ASSETS
     Deposits                                               200              200
      Loan receivable-officer                            60,000           10,499

            Total other                                  60,200           10,699
assets

                       TOTAL ASSETS                 $ 1,035,705      $ 1,046,301

         LIABILITIES AND STOCKHOLDERS EQUITY

CURRENT LIABILITIES
    Payroll taxes and withholdings                      $     0         $ 30,746
    Loan payable                                          2,350            2,350
     Notes payable                                       31,935           15,432

            Total current liabilities                    34,285           48,528

LONG-TERM LIABILITIES
     Deferred income                                    306,996               0

STOCKHOLDERS EQUITY
Preferred stock, authorized 10,000,000 shares at $.001 par
value; no outstanding shares at June 30, 2003
Common stock, no par value; authorized - 1,000 shares;
issued and outstanding  1,000 shares at
September 30, 2002 ; authorized-50,000,000 shares at $.001 par value,
10,400,000 issued and outstanding at June 30, 2003          1,000         10,400
    Retained Earnings                                     693,424        987,373

         Total stockholders equity                        694,424        997,773

        TOTAL LIABILITIES AND STOCKHOLDERS EQUITY   $   1,035,705     $1,046,301



The accompanying notes are an integral part of these statements.


                              WILON RESOURCES, INC.


                             STATEMENT OF OPERATIONS
                    Nine Months Ended June 30, 2003 and 2002
                                    Unaudited





                                                      Nine months ended June 30,
                                                      2002                  2003

Revenues:
Gas and drilling program sales                     $ 345,000           $ 807,120
Royalty income                                           739             230,247
Sales of interest in gas producing properties         73,600                 483
Total revenues                                       419,339           1,037,850

Cost of gas and drilling production                   76,849             196,036
Selling, general and administrative                  253,153             514,590
Depreciation, depletion and amortization               3,325              23,875
         Total expenses                              333,327             734,501

Operating income                                      86,012             303,349

Interest income                                        1,052                   0
Interest (expense)                                         0                   0

          Net Income                                 $ 87,064         $  303,349






Basic and diluted earnings per common share           $ 87.06            $   .26

Weighted average shares outstanding, basic and diluted  1,000          1,156,444












The accompanying notes are an integral part of these statements.





                              WILON RESOURCES, INC.


                            STATEMENTS OF OPERATIONS
                            Years Ended September 30,





                                                           2001             2002


Revenues:
Gas and drilling program sales                          $245,142        $566,546
Royalty income                                                 0          49,959
Sales of interest in gas producing properties            337,953          96,100
Total revenues                                           583,095         712,605

Cost of gas and drilling production                      145,641         239,293
Selling, general and administrative                      419,897         427,875
Depreciation, depletion and amortization                   9,570           9,725
         Total expenses                                  575,108         676,893

Operating income                                           7,987          35,712

Interest income                                              437           1,137
Interest (expense)                                        (3,005)        (3,419)

          Net Income                                      $ 5,419       $ 33,430






Basic and diluted earnings per common share               $  5.42        $ 33.43

Weighted average shares outstanding, basic and diluted      1,000          1,000












The accompanying notes are an integral part of these statements.






                              WILON RESOURCES, INC.


                        STATEMENT OF STOCKHOLDERS EQUITY




                                                       Additional
                       Preferred stock  Common stock   paid-in   Accumulated
                       Shares   Amount  Shares Amount  capital  earnings   Total

Balance at Sept 30, 2000  0       $0    1,000   $1,000    $0   $654,575 $655,575

Net Income for the year
ended September 30, 2001                                          5,419    5,419


Balance at Sept 30, 2001 0         0    1,000    1,000     0     659,994 660,994


Net Income for the year ended Sept 30, 2002                       33,430  33,430

Balance at September 30, 2002                                    693,424 694,424

Authorization of a 10,400 to 1 forward stock split
from 1,000 to 10,400,000 shares      10,399,000  9,400           (9,400)       0

Net Income for the nine months ended                             303,349 303,349
June 30, 2003 (unaudited)
                                                                 ______  ______

Balance at
June 30, 2003 (unaudited) 0  $0   10,400,000   $10,400      0  $987,373 $997,773





The accompanying notes are an integral part of this statement.



                              WILON RESOURCES, INC.


                             STATEMENT OF CASH FLOWS
                    Nine Months Ended June 30, 2003 and 2002
                                    Unaudited



                                                             2002           2003

OPERATING ACTIVITIES
Net Income                                                $ 12,330      $303,349
Adjustments for noncash and nonoperating items:
Depreciation, depletion and amortization                     4,325        23,874

Changes in operating assets and liabilities, net of acquisitions:
Loan receivable-officer                                     (24,550)      49,501
Deferred income                                                   0    (306,996)
Payroll taxes and withholdings                                2,415       30,746

Cash provided by operating activities                        (5,480)     100,474

INVESTING ACTIVITIES
Capital expenditures                                         (1,145)    (31,666)

FINANCING ACTIVITIES
Debt repayments                                               44,315    (16,503)

Cash (used) by financing activities                                     (16,503)

 INCREASE IN CASH AND EQUIVALENTS                             37,690      52,305

 CASH AND EQUIVALENTS AT BEGINNING OF PERIOD                  12,435         416

 CASH AND EQUIVALENTS AT END OF PERIOD                       $ 50,125   $ 52,721















The accompanying notes are an integral part of these statements



                                      F-17

                              WILON RESOURCES, INC.


                             STATEMENT OF CASH FLOWS
                 For The Years Ended September 30, 2002 and 2001




                                                               2001         2002


OPERATING ACTIVITIES
Net Income                                                   $ 5,419     $33,430

Adjustments for noncash and nonoperating items:
Depreciation, depletion and amortization                       9,570       9,725

Changes in operating assets and liabilities, net of acquisitions:
Receivables                                                  (50,000)     50,000
Loan receivable-officer                                            0    (32,504)
Deposits                                                        (200)          0
Accounts payable                                              (2,347)    (2,149)

Cash provided (used) by operating activities                 (37,558)     58,502

INVESTING ACTIVITIES
Capital expenditures                                          (9,911)   (49,030)

Cash used by investing activities                             (9,911)   (49,030)

FINANCING ACTIVITIES
Borrowings                                                     33,180          0
Debt repayments                                                     0   (15,715)

Cash provided (used) by financing activities                   33,180   (15,715)

 INCREASE (DECREASE) IN CASH AND EQUIVALENTS
                                                               (14,289)  (6,243)

 CASH AND EQUIVALENTS AT BEGINNING OF PERIOD                    20,948     6,659

 CASH AND EQUIVALENTS AT END OF PERIOD                          $ 6,659    $ 416












The accompanying notes are an integral part of these statements




                              WILON RESOURCES, INC.

                          NOTES TO FINANCIAL STATEMENTS

Nine Months ended June 30, 2003 (Unaudited) and 2002 (Unaudited) and years ended September 30, 2002 and 2001


NOTE A - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



     Description of Business

     Wilon Resources, Inc. ("Company") was incorporated in October 1998 in the state of Tennessee. The Company is engaged in natural gas exploration, development and production, with primary emphasis on the production of gas reserves through acquisitions of proved, producing gas properties in the states of West Virginia and Kentucky.

     The Company presently holds approximately 15,000 acres by leases that have producing natural gas wells. A certain number of these wells will be selected for deepening approximately 1500 feet to the Devonian Shale formation.

Completion will be in accordance with standard completion procedures for the area.

     Interim Financial Information (Unaudited)

     The Interim Finacial Statements of the Company as of June 30, 2003 and for the nine months ended June 30, 2003 and 2002, included herein, have been prepared by the Company, without audit, pursuant to the rules and regulations of the SEC. The unaudited interim financial statements include all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation of the results for the interim periods presented. In certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations relating to interim financial statements. In the opinion of managment, the accompanying unaudited statements reflect all adjustmetns necessary to present fairly the results of its operations and its cash flows for the nine months ended June 30, 2003 and 2002.

     Revenue and Cost

     The Company has adopted the full cost method of accounting for gas properties. Management believes adoption of the full cost method more accurately reflects management's exploration objectives and results by including all costs incurred as integral for the acquisition, discovery and development of whatever reserves ultimately result from its efforts as a whole. Under the full cost method of accounting, all costs associated with acquisition, exploration and development of gas reserves, including directly related overhead costs, are capitalized.

     All capitalized costs of gas properties, including the estimated future costs to develop proved reserves, are amortized on the unit-of-production method using estimates of proved reserves. Investments in unproved properties and major development projects are not amortized until proved reserves associated with the projects can be determined or until impairment occurs. If the results of an assessment indicate that the properties are impaired, the amount of the impairment is added to the capitalized costs to be amortized.

     In addition, the capitalized costs are subject to a "ceiling test," which basically limits such costs to the aggregate of the "estimated present value," discounted at a ten percent interest rate of future net revenues from proved reserves, based on current economic and operating conditions, plus the lower of cost or fair market value of unproved properties.

     Sales of proved and unproved properties are accounted for as adjustments of capitalized costs with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves of gas, in which case gain or loss is recognized in income.




                              WILON RESOURCES, INC.


                    NOTES TO FINANCIAL STATEMENTS (continued)

Nine Months ended June 30, 2003 (Unaudited) and 2002 (Unaudited) and years ended September 30, 2002 and 2001



NOTE A- ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
               -(Continued)

       Office and Other Equipment

     Office and other equipment are stated at cost and depreciated by the straight-line method over estimated useful lives ranging from five to seven years. Depreciation and amortization of office and other equipment amounted to $23,875 for the period ended June 30, 2003.

       Gas Properties

     The Company uses the successful efforts method of accounting for gas producing activities. Under successful efforts, costs to acquire mineral interest in gas properties, to drill and equip exploratory wells that find proved reserves, and to drill and equip developmental wells are capitalized. Costs to drill exploratory wells that do not find proved reserves, costs of developmental wells on properties the Company has no further interest in, geological and geophysical costs, and costs of carrying and retaining unproved properties are expensed. Unproved gas properties that are significant are periodically assessed for impairment of value and a loss is recognized at the time of impairment by providing an impairment allowance. Other unproved properties are expensed when surrendered or expired.

     When a property is determined to contain proved reserves, the capitalized costs of such properties are transferred from unproved properties to proved properties and are amortized by the unit-of-production method based upon estimated proved developed reserves. To the extent that capitalized costs of groups of proved properties having similar characteristics exceed the estimated future net cash flows, the excess capitalized costs are written down to the present value of such amounts. Estimated future net cash flows are determined based primarily upon the estimated future proved reserves related to the Company's current proved properties and, to a lesser extent, certain future net cash flows related to operating and related fees due the Company related to its management of various partnerships. The Company follows Statement of Financial Accounting Standards ("SFAS") No. 121 which requires a review for impairment whenever circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment is recorded as impaired properties are identified.

     On sale or abandonment of an entire interest in an unproved property, gain or loss is recognized, taking into consideration the amount of any recorded impairment. If a partial interest in an unproved property is sold, the amount received is treated as a reduction of the cost of the interest retained. The carrying cost of unproved properties is not significant.




         WILON RESOURCES, INC. NOTES TO FINANCIAL STATEMENTS (continued)

Nine Months ended June 30, 2003 (Unaudited) and 2002 (Unaudited) and years ended September 30, 2002 and 2001


NOTE A- ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
               -(Continued)



        Income Taxes-Deferred Taxes

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates that will apply in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Since the Company has Sec 29 tax credits in excess of any tax liability, there are no deferred taxes arising from the timing differences of the deferred income liability. (See Note-F)

       Earnings Per Common Share

     The Company has adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 128, Earnings per Share. SFAS No. 128 requires the presentation of basic earnings (loss) per share (EPS) and diluted EPS. Basic EPS is calculated by dividing net income or loss (available to common stockholders) by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock, such as stock options, warrants, convertible preferred stock and convertible debentures, were exercised or converted into common stock.

     As discussed in Note F, there were no dilutive securities during the period ended June 30, 2003. The weighted average number of common shares outstanding was 1,156,444 shares for the period ended June 30, 2003 due to the 10,400 to 1 forward split on March 11, 2003.






                              WILON RESOURCES, INC.


                    NOTES TO FINANCIAL STATEMENTS (continued)

Nine Months ended June 30, 2003 (Unaudited) and 2002 (Unaudited) and years ended September 30, 2002 and 2001



NOTE A-ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
              -(Continued)


        Concentration of Credit Risk

     Financial instruments which potentially subject the Company to a concentration of credit risk consists primarily of trade accounts receivable with a variety of local, national, and international oil and natural gas companies. Such credit risks are considered by management to be limited due to the financial resources of the oil and natural gas companies.

      Risk Factors

     The Company operates in an environment with many financial risks including, but not limited to, the ability to acquire additional economically recoverable gas reserves, the continued ability to market drilling programs, the inherent risks of the search for, development of and production of gas, the ability to sell natural gas at prices which will provide attractive rates of return, the volatility and seasonality of gas production and prices, and the highly competitive nature of the industry as well as worldwide economic conditions.



       Impairment of Long-Lived Assets and Long-Lived Assets To Be Disposed Of

     The Company has adopted the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. During the period ended June 30, 2003, the Company's analysis indicated that there was not an impairment of its long-lived assets.






                              WILON RESOURCES, INC.


                    NOTES TO FINANCIAL STATEMENTS (continued)

Nine Months ended June 30, 2003 (Unaudited) and 2002 (Unaudited) and years ended September 30, 2002 and 2001




NOTE A-ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
              -(Continued)



     Cash Equivalents

     For purposes of the statements of cash flows, the Company considers all certificates of deposit and other financial instruments with maturity dates of three months or less to be cash equivalents.

      Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates used in calculating the Company's depletion, depreciation and amortization which could be subject to significant near term revision include estimated gas reserves. The Company's reserve estimates could vary significantly depending on various factors, including Company and industry volatility of natural gas prices.

      Certain Significant Estimates

     Management estimates included in these financial statements for which it is reasonably possible that a future event in the near term could cause the estimate to change and the change could have a severe impact, are as follows:
Management's estimates of gas reserves are based on various assumptions, including constant gas prices. Actual future production, cash flows, taxes, operating expenses, development expenditures and quantities of recoverable gas reserves may vary substantially from those assumed in the estimate. The accuracy of any reserve estimate is a function of the quality of available data, engineering and geological interpretation, and judgment. Subsequent evaluation of the same reserves based upon production history will result in variations, which may be substantial, in the estimated reserves. While it is at least reasonably possible that the estimates above will change materially in the near term, no estimate can be made of the range of possible losses that might occur.



                              WILON RESOURCES, INC.


                    NOTES TO FINANCIAL STATEMENTS (continued)

Nine Months ended June 30, 2003 (Unaudited) and 2002 (Unaudited) and years ended September 30, 2002 and 2001



NOTE A-ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
              -(Continued)



     Fair Value of Financial Instruments

     The Company defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. Financial instruments included in the Company's financial statements include cash and cash equivalents, short-term investments, accounts receivable, other receivables, other assets, accounts payable, notes payable and due to affiliates. Unless otherwise disclosed in the notes to the financial statements, the carrying value of financial instruments is considered to approximate fair value due to the short maturity and characteristics of those instruments. The carrying value of debt approximates fair value as terms approximate those currently available for similar debt instruments.


      Gas Revenue

     The Company recognizes gas revenues as income as it is extracted from the properties and sold. In the nine months period ended June 30, 2003, gas sales increased by approximately $ 85,722 as compared to the nine months period ended June 30, 2002. Well operating, gathering and other revenues include operating fees charged to outside working interest owners in operated wells, gathering fees (including transportation allowances and compression fees) , third party gas sales associated with purchased natural gas and other miscellaneous revenues. Such revenue is recognized at the time it is earned and the Company has a contractual right to receive payment.

NOTE B LONG-TERM LIABILITIES

     As of June 30, 2003, the Company's deferred income was recognized as the production was established and matched toward this income. For the nine months ended June 30, 2003, approximately $ 306,996 was allocated as earned during this period.





                              WILON RESOURCES, INC.


                    NOTES TO FINANCIAL STATEMENTS (continued)

Nine Months ended June 30, 2003 (Unaudited) and 2002 (Unaudited) and years ended September 30, 2002 and 2001



NOTE C  NOTES PAYABLE

     The Company had a vehicle note in the amount of $15,432 with no interest financed with Ford Credit as of June 30, 2003.


NOTE D  LEASE OBLIGATIONS

     The Company leases it's office space at an annual rental of Fifteen Thousand Dollars, payable in monthly installments of One Thousand Two Hundred Fifty Dollars each. The five year lease was entered into contract on November 30, 2001. The renewal terms of the lease gives the Company an option to renew the lease for three successive five year periods commencing on the 1st day of December, 2006, respectively, upon all terms, conditions and obligations set forth in the original lease contract. Terms of any renewed lease is based upon the Consumer Price Index-All Urban Consumers, U.S. City Average, published by the Bureau of Labor Statistics of the United States Department of Labor-or such other similar index if the Consumer Price Index is no longer so published.

NOTE E- SHAREHOLDERS EQUITY

     The Company amended it's certificate of incorporation to increase the authorized number of shares to 50,000,000 shares of common stock at $0.001 par value and 10,000,000 shares of preferred stock at $0.001 par value.

     The shares of preferred stock may be issued from time to time in one or more classes or series with such dividend rates, voting rights, rights of conversion, rights upon dissolution or liquidation, and with such designations or restrictions thereof as shall be determined by resolution adopted by the Board of Directors at the time such stock is issued without further approval of the shareholders.

     As of March 11, 2003, the Company authorized a 10,400 to 1 forward split of the number of shares outstanding from 1,000 to 10,400,000 shares.







                              WILON RESOURCES, INC.


                    NOTES TO FINANCIAL STATEMENTS (continued)

Nine Months ended June 30, 2003 (Unaudited) and 2002 (Unaudited) and years ended September 30, 2002 and 2001



NOTE F RELATED PARTY TRANSACTIONS

     A promissory note dated September 29, 2002, has been executed in the amount of Sixty Thousand ($60,000), with interest at the rate of 8% per annum, and payable in equal yearly installments of $12,000, commencing October 1, 2003. As of June 30, 2003, this note has been reduced to $10,499. At thistime, there are no employment agreements or contracts with related parties or officers.

NOTE G -INCOME TAXES

     As of September 30, 2002, the Company's net income has been offset by the Code Section 29 (credit for producing fuel from a nonconventional source) tax credits that the Company has generated under Title 26. Section 29 of the Internal Revenue Code specifies a credit of $3 for each barrel-of-oil equivalent
(BOE) of qualified fuel produced from a nonconventional source which is attributable to the taxpayer. As of September 30, 2002, credits in the amounts of $5,015, were utilized in order to offset income taxes for the current tax period.

NOTE H -  GAS RESERVES INFORMATION

     The estimates of proved gas reserves utilized in the preparation of the financial statements are estimated in accordance with guidelines established by the Securities and Exchange Commission and the Financial Accounting Standards Board, which require that reserve estimates be prepared under existing economic and operating conditions with no provision for price and cost escalations over prices and costs existing at year end except by contractual arrangements.

     The Company emphasizes that reserve estimates are inherently imprecise. Accordingly, the estimates are expected to change as more current information becomes available. The Company's policy is to amortize capitalized gas costs on the unit of production method, based upon these reserve estimates. It is reasonably possible that, because of changes in market conditions or the inherent imprecision of these reserve estimates, that the estimates of future cash inflows, future gross revenues, the amount gas reserves, the remaining estimated lives of the gas properties, or any combination of the above may be increased or reduced in the near term.

Proved developed and undeveloped reserves:(Natural gas )
Proved, developed, non-producing           0.5 BCF (Devonian Shale)   $5,500,000
Proved, undeveloped                       24.5 BCF (Devonian Shale)  $17,885,000
Probable                                  12.5 BCF (Silurian-Mckenzie/
Keefer/Big Six)                                                     $ 12,500,000



                              WILON RESOURCES, INC.


                    NOTES TO FINANCIAL STATEMENTS (continued)

Nine Months ended June 30, 2003 (Unaudited) and 2002 (Unaudited) and years ended September 30, 2002 and 2001


NOTE H - GAS RESERVES INFORMATION(continued)


     The Devonian Shale analysis is based upon 120-acre well spacing over a reported 12,000 leased acres. Per well recovery is estimated at 0.25 BCF.

     The above stated reserves do not include five other producing formations known as the Saltsand, Mixim, Big Injun, Berea, and Clinton.


NOTE I -  SUPPLEMENTAL INFORMATION RELATING TO GAS PRODUCING
                   ACTIVITIES

         CAPITALIZED COSTS RELATING TO GAS PRODUCING ACTIVITIES


                                            September 30, 2002    June 30, 2003

   Proved gas properties                             $ 948,279          $979,945
      Less accumulated depreciation,
      depletion, and impairment                         15,249            23,651

      Net capitalized costs                            $933,030         $956,294



          COST INCURRED IN GAS PRODUCING ACTIVITIES

             Year ended     Year ended     Nine months ended   Nine months ended
             September 30,  September 30,   June 30,           June 30,
                 2001           2002           2002              2003


Property
acquisition costs  $64,166      $39,946          $ 0               $31,666
Exploration costs  120,795        2,580            0                     0
Development costs  684,506       14,620            0                     0

Property acquisition costs include purchases of proved and unproved gas properties.






                              WILON RESOURCES, INC.


                    NOTES TO FINANCIAL STATEMENTS (continued)

Nine Months ended June 30, 2003 (Unaudited) and 2002 (Unaudited) and years ended September 30, 2002 and 2001


NOTE I - SUPPLEMENTAL INFORMATION RELATING TO GAS PRODUCING
                   ACTIVITIES (continued)


     RESULTS OF OPERATIONS FOR GAS PRODUCING ACTIVITIES

                 Year ended   Year ended   Nine months ended   Nine months ended
               September 30, September 30,      June 30,           June 30,
                    2001         2002             2002               2003

Gas production  $245,142     $566,546         $345,000                 $807,120
Loss on sale of
gas prop.              0            0                0                        0
Production costs 123,794       203,402           76,849                 196,036
Exploration
expenses          21,847        35,891                0                       0
Depreciation,
depletion.
amortization
and other          7,875         8,150             5,970                  8,402

Provision for
income taxes           0            0                  0                      0

Results of operations
for gas producing
activities (excluding
corporate overhead and
financing costs) $91,626       $319,103          $262,181              $602,682













                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Tennessee Business Corporation Act provides for the indemnification of the officers, directors and corporate employees and agents of Wilon Resources, Inc. (the "Registrant") under certain circumstances as follows:
48-18-501.  Part definitions.

In this part:

(1) "Corporation" includes any domestic or foreign predecessor entity of a corporation in a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction;

     (2) "Director" means an individual who is or was a director of a corporation including individuals acting pursuant to section 48-18-101, or an individual who, while a director of a corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise. A director is considered to be serving an employee benefit plan at the corporation's request if the director's duties to the corporation also impose duties on or otherwise involve services by the director to the plan or to participants in or beneficiaries of the plan. "Director" includes, unless the context requires otherwise, the estate or personal representative of a director;

(3)      "Expenses"includes counsel fees:

     (4) "Liability" means the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), or reasonable expenses incurred with respect to a proceeding;

(5)      "Official capacity" means:

(A) When used with respect to a director, the office of director in a corporation; and

(B) When used with respect to an individual other than a director, as contemplated in section 48-18-507a the office in a corporation held by the officer or the employment or agency relationship undertaken by the employee or agent on behalf of the corporation. "Official capacity" does not include service for any other foreign or domestic corporation or any partnership, joint venture, trust, employee benefit plan, or other enterprise;

(6) "Party" includes an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding; and

                                                                II - 1
     (7) "Proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.

48-18-502.  Authority to indemnify.

(a) Except as provided in subsection (d), a corporation may indemnify an individual made a party to a proceeding because the individual is or was a director against liability incurred in the proceeding if:

(1)      The individual's conduct was in good faith; and

(2)      The individual reasonably believed:

(A) In the case of conduct in the individual's official capacity with the corporation, that the individual's conduct was in is best interest; and

     (B) In all other cases, that the individual's conduct was at least not opposed to its best interests; and

     (3) In the case of any criminal proceeding, the individual had no reasonable cause to believe the individual's conduct was unlawful.

     (b) A director's conduct with respect to an employee benefit plan for a purpose the director reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of subdivision (a) (2) (B).

     (c) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

(d)      A corporation may not indemnify a director under this section:

     (1) In connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

     (2) In connection with any other proceeding charging improper personal benefit to the director, whether or not involving action in the director's official capacity, in which the director was adjudged liable on the basis that personal benefit was improperly received by the director.

48-18-503.  Mandatory indemnification.

     Unless limited by its charter, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director is or was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

48-18-504.  Advance for expenses.

     (a) A corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if:

     (1) The director furnishes the corporation a written affirmation of the director's good faith belief that the director has met the standard of conduct descried in section 48-18-502;

     (2) The director furnishes the corporation a written undertaking executed personally or on the director's behalf, to repay the advance if it is ultimately determined that the director is not entitled to indemnification; and



                                     II - 2

(3) A determination is made that the facts then known to those making the determination would not preclude indemnification under this part.

     (b) The undertaking required by subdivision (a) (2) must be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make payment.

     (c) Determinations and authorizations of payments under this section shall be made in the manner specified in section 48-18-506.

48-18-505.        Indemnification of directors.

     Unless a corporation's charter provides otherwise, a director of the corporation who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice the court considers necessary, may order indemnification if it determines the director is:

     (1) Entitled to mandatory indemnification under section 48-18-503, in which case the court shall also order the corporation to pay the director's reasonable expenses incurred to obtain court-ordered indemnification; or

     (2) Fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director met the standard of conduct set forth in section 48-18-502 or was adjudged liable as described in section 48-18-502 (d), but if the director was adjudged so liable the director's indemnification is limited to reasonable expenses incurred.

48-18-506.        Determination and authorization of indemnification.

     (a) A corporation may not indemnify a director under section 48-18-502 unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in section 48-18-502.

(b)      The determination has been made:

(1) by the board of directors by majority vote of a quorum consisting of directors not at the time parties to the proceeding;

(2) If a quorum cannot be obtained under subdivision (b) (1), by majority vote of a committee duly designated by the board of directors (in which designation directors who are parties may participate), consisting solely of two (2) or more directors not at the time parties to the proceeding;

(3)      By independent special legal counsel:

(A) Selected by the board of directors or its committee in the manner prescribed in subdivision (b) (1) or (2); or

     (B) If a quorum of the board of directors cannot be obtained under subdivision (b) (1) and a committee cannot be designated under subdivision ()
(2), selected majority vote of the full board of directors (in which selection directors who are parties may participate); or
(4) By the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.

     (c) Authorization of indemnification and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under subdivision (b)
(3) to select counsel.



                                                                II - 3
48-18-507.        Indemnification of officers, employees and agents.

Unless a corporation's charter provides otherwise:

     (1) An officer of the corporation who is not a director is entitled to mandatory indemnification under section 48-18-503 and is entitled to apply for court-ordered indemnification under section 48-18-505 in each case to the same extent as to a director; and

     (2) The corporation may indemnify and advance expenses under this part to an officer, employee, or agent of the corporation who is not a director to the same extent as to a director; and

     (3) A corporation may also indemnify and advance expenses to an officer, employee, or agent who is not a director to the extent, consistent with public policy that may be provided by its charter, bylaws, general or specific action of its board of directors, or contract.

48-18-508.        Insurance.

     A corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against liability asserted against or incurred by the individual in that capacity or arising from the individual's status as a director, officer, employee or agent, whether or not the corporation would have power to indemnify the individual against the same liability under section 48-18-502 or section 48-18-503.

48-18-509.        Application of part.

(a) The indemnification and advancement of expenses granted pursuant to, or provided by, chapters 11-27 of this title shall not be deemed exclusive of any other rights to which a director seeking indemnification or advancement of expenses may be entitled, whether contained in chapters 11 - 27 of this title, the charter, or the bylaws or, when authorized by such charter or bylaws, in a resolution of shareholders, a resolution of directors, or an agreement providing for such indemnification; provided that no indemnification may be made to or on behalf of any director if a judgment or other final adjudication adverse to the director establishes the director's liability:

(1) Fro any breach of the duty of loyalty to the corporation or its shareholders;

(2) For acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or

(3)      Under section 48-18-304.

     Nothing contained in chapters 11 - 27 of this title shall affect any rights to indemnification to which corporate personnel, other than directors, may be entitled by contract or otherwise under law. If the charter limits indemnification or advance for expenses, indemnification and advance for expenses are valid only to the extent consistent with the charter.

(b) This part does not limit a corporation's power to pay or reimburse expenses incurred by a director in connection with the director's appearance as a witness in a proceeding at a time when the director has not been made a named defendant or respondent to the proceeding.


                                     II - 4

 Articles 8 and 9 of the Registrant's amended charter provide as follows:

       Article 8

     The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of Section 102 of the Tennessee Business Corporation Act, as the same may be amended and supplemented.

         Article 9

     The Corporation shall, to the fullest extent permitted by the provisions of Tennessee Business Corporation Act, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action In another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The foregoing right of indemnification shall in no way be exclusive of any other rights of indemnification to which such person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

     Article XII of the Registrant's by-laws provides as follows:

ARTICLE XII--INDEMNIFICATION OF DIRECTORS AND OFFICERS

     1. Indemnification. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, trustee, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, by itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interest of the corporation, and with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was lawful.

     2. Derivative Action. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in the corporation's favor by reason of the fact that such person is or was a director, trustee, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of any other corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for gross negligence or willful misconduct in the performance of such person's duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, by itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interest of the corporation.

     3. Successful Defense. To the extent that a director, trustee, officer, employee or agent of the corporation has been successful, on the merits or otherwise, in whole or in part, in defense of any action, suit or proceeding referred to in paragraphs 1 and 2 above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     4. Authorization. Any indemnification under paragraph 1 and 2 above (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, trustee, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in paragraph 1 and 2 above. Such determination shall be made (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, (b) by independent legal counsel (selected by one or more of the directors, whether or not a quorum and whether or not disinterested) in a written opinion, or (c) by the stockholders. Anyone making such a determination under this paragraph 4 may determine that a person has met the standards therein set forth as to some claims, issues or matters but not as to others, and may reasonably prorate amounts to be paid as indemnification.

     5. Advances. Expenses incurred in defending civil or criminal actions, suits or proceedings shall be paid by the corporation, at any time or from time to time in advance of the final disposition of such action, suit or proceeding as authorized in the manner provided in paragraph 4 above upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee or agent to repay such amount unless it shall ultimately be determined by the corporation that the payment of expenses is authorized in this Section.

     6. Nonexclusivity. The indemnification provided in this Section shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any law, by-law, agreement, vote of stockholders or disinterested director or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, trustee, officer, employee or agent and shall insure to the benefit of the heirs, executors, and administrators of such a person.

     7. Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, trustee, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, against any liability assessed against such person in any such capacity or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability.

     8. "Corporation" Defined. For purpose of this action, references to the "corporation" shall include, in addition to the corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had the power and authority to indemnify its directors, trustees, officers, employees or agents, so that any person who is or was a director, trustee, officer, employee or agent of such of constituent corporation will be considered as if such person was a director, trustee, officer, employee or agent of the corporation.

ITEM 25. EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The other expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered are estimated as follows:

Securities and Exchange Commission Registration Fee.............   $      225
Legal Fees......................................................       10,000
Accounting Fees.................................................       22,000
Printing and Engraving..........................................          500
Blue Sky Qualification Fees and Expenses........................          500
Transfer Agent Fee..............................................        1,000
Miscellaneous...................................................        1,000
                                                                   -----------
       Total....................................................   $   35,225


ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

     The registrant was formed in October, 1998 under the Tennessee Business Corporation Act. In October, 1998, it issued 1,000 shares of its common stock to Harlis Trust, controlled by Harry Thompson, its President. On March 11, 2003, the registrant amended its charter to authorize 50,000,000 shares of common stock. On that date, its issued and outstanding stock was forward split in the ratio of 10,400,000 to 1 so that Harlis Trust owned 14,400,000 shares of common stock. On August 11, 2003, Harlis Trust gifted 100,000 shares each to Amy Pye, Eric Thompson, Kevin Thompson and Stephany Rutledge, the children of Harry Thompson.

     Also, on November 10, 2003, Wilon Energy Group, Inc. entered into a merger agreement with the registrant under which the registrant will be the surviving company. Closing of the merger agreement is set on or as soon as possible after the effective date of the registration statement. Wilon Energy Group, Inc. has issued an aggregate of 1,450,000 shares of its common stock in consideration of consulting services valued at $1,450 or $0.01 per share. The shares were issued as follows: 400,000 shares to Colebrook, Inc.; 230,000 shares to Nexgen Holdings, Inc.; 500,000 shares to Falcon Crest, Inc.; and 160,000 shares to Theodore Berk. It also offered and sold pursuant to a private placement under Rule 504 to the Securities Act 329,000 shares at $0.01/share to 54 subscribers.

     These securities were sold under the exemption from registration provided By Rule 504 pursuant to section 3(b) to the Securities Act. Neither the registrant nor any person acting on its behalf offered or sold the securities by means of any form of general solicitation or general advertising. All purchasers represented in writing that they acquired the securities for their own accounts. A legend was placed on the stock certificates stating that the securities have not been registered under the Securities Act and cannot be sold or otherwise transferred without an effective registration or an exemption therefrom.

ITEM 28. UNDERTAKINGS.

     The Registrant undertakes:

     (1) To file, during any period in which offers or sales are being made, post-effective amendment to this registration statement (the "Registration Statement"):

          (i) To include any prospectus required by Section 10 (a) (3) of the Securities Act of 1933 (the "Securities Act");

               (ii) To reflect in the prospectus any facts or events arising after the Effective Date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth
          in  the  Registration   Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this registration statement, including (but not limited to) the addition of an underwriter.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be treated as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

     (3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to any provisions contained in its Certificate of Incorporation, or bylaws, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel he matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.




                                            SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certified that is has reasonable grounds to believe that it meets all the requirements of the filing on Form SB-2 and authorized the registration statement to be signed on its behalf by the undersigned, in Chattanooga, Tennessee on August 11, 2003.



                                                     WILON RESOURCES, INC.


                                                     By:  /s/ Harry Thompson
                                                         -----------------------
                                                         Harry Thompson
                                                         President
                                                         Chief Executive Officer
                                                         Chief Financial Officer


         In accordance with the requirements of the Securities Act of 1933, the registration statement was signed by the following persons in the capacities and on the dates stated.


         SIGNATURE                          TITLE                  DATE
    ------------------              ---------------           ---------------

         /s/ Harry Thompson
         -------------------
         Harry Thompson             President, Treasurer,     November 10, 2003
                                     and a Director


         /s/ Amy Pye
         -------------------
         Amy Pye                    Secretary and a Director  November 10, 2003


         /s/ Eric J. Thompson
         --------------------
         Eric J. Thompson           Vice-President and a
                                            Director          November 10, 2003


         /s/ Bryan P. S. Gray
         --------------------
         Bryan P. S. Gray           Director                  November 10, 2003